UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THE FIRST MARBLEHEAD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 25, 2015

Fellow Stockholders:

Our 2015 annual meeting of stockholders will take place on Tuesday, November 10, 2015 at 10:00 a.m., local time, at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

Information concerning the matters to be considered and voted upon at the annual meeting is set out in the notice of 2015 annual meeting of stockholders and proxy statement. The proxy statement describes the matters and provides other information you may find useful in deciding how to vote. We encourage you to read all of these materials carefully.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the annual meeting whether you plan on attending the annual meeting in person or not. To vote, simply mark, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in “street name”—that is, held for your account by a bank, broker, trust or other holder of record—you will receive instructions from the holder of record that you must follow for your shares to be voted.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. If your shares are held in “street name,” you have been sent a notice containing instructions on how to access our proxy statement and annual report over the Internet and how to vote. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower costs and reduce the environmental impact of the annual meeting.

The ability to have your vote counted at the annual meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the annual meeting, we hope that you will cast your vote.

Thank you for your ongoing support and continued interest in The First Marblehead Corporation.

Sincerely,

Daniel Meyers

Chairman of the Board and Chief Executive Officer

ONE CABOT ROAD • SUITE 200 • MEDFORD, MASSACHUSETTS 02155 • TEL: 617.638.2000

THE FIRST MARBLEHEAD CORPORATION

One Cabot Road, Suite 200

Medford, Massachusetts 02155

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Tuesday, November 10, 2015

Place	Offices of WilmerHale LLP

60 State Street

Boston, Massachusetts 02109

Directions to the offices of WilmerHale LLP are available by visiting

http://ir.fmd.com/am2015.html

Items of Business	At the annual meeting, we will ask you and our other stockholders to:
(1)	elect six directors, nominated by the board of directors, for terms to expire at the next annual meeting of stockholders;
(2)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016;
(3)	approve an amendment to our 2011 stock incentive plan and the material terms of the performance goals under the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended;
(4)	approve, on an advisory basis, the compensation of our named executive officers; and
(5)	transact such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on September 17, 2015.

Proxy Voting	It is important that your shares be represented and voted whether or not you plan to be present at the annual meeting. If you are a stockholder of record and do not plan to attend the annual meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise at the annual meeting. If your shares are held in “street name,” please follow the instructions provided by the holder of record to ensure that your shares are voted. Please note that without receiving express voting instructions from the beneficial holders of shares held in street name, brokers will not be permitted to vote those shares on any matter anticipated to be considered at the annual meeting other than the ratification of the appointment of our independent registered public accounting firm (proposal two).

Website	Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on November 10, 2015: This notice, the attached proxy statement and our 2015 annual report to stockholders, which includes our annual report on Form 10-K for the fiscal year ended June 30, 2015, are available on our website at www.firstmarblehead.com. In addition, you may access these materials as well as voting instructions at http://materials.proxyvote.com/320771, which does not have “cookies” that identify visitors to the site. These documents are also available by calling our toll-free number (800) 895-4283 or by contacting Investor Relations by email at Info@fmd.com.

By order of the Board of Directors,

Suzanne Murray

Secretary

September 25, 2015

Medford, Massachusetts

INFORMATION ABOUT THE ANNUAL MEETING	1
Who is entitled to vote?	1
Why did you receive a notice of Internet availability of proxy materials in the mail instead of a printed set of proxy materials?	2
Are you entitled to vote if your shares are held in “street name”?	2
How may you vote if you are a stockholder of record?	3
How may you change your vote?	3
How many shares must be present to hold the annual meeting?	3
What vote is required to approve each matter?	4
How will votes be counted?	4
How does our board of directors recommend that you vote?	4
Will any other business be conducted at the annual meeting?	5
Who pays for the solicitation of proxies?	5
How and when may you submit a proposal for our 2016 annual meeting?	5

DISCUSSION OF PROPOSALS	5
Proposal One: Election of Directors	5
Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm	9
Proposal Three: Approval of an Amendment to Our 2011 Stock Incentive Plan and the Material Terms of the Performance Goals under the Plan for Purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended	10
Proposal Four: Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers	19

INFORMATION ABOUT CORPORATE GOVERNANCE	21
Corporate Governance	21
Board of Directors	22
Board Leadership Structure	22
Board Independence	23
Board Committees	24
Executive and Director Compensation Processes	26
Board of Directors’ Role in Risk Oversight	27
Compensation Policies and Practices Relating to Risk Management	27
Director Candidates	28
Communicating with the Board of Directors	29
Corporate Governance Guidelines	29
Director Attendance at Annual Meeting of Stockholders	29
Securities Authorized for Issuance Under Equity Compensation Plans	29
Report of the Audit Committee of the Board of Directors	31

INFORMATION ABOUT OUR EXECUTIVE OFFICERS	32
Compensation Discussion and Analysis	32
Tax and Accounting Considerations	43
Compensation Committee Report	43
Compensation of Our Executive Officers	43
Executive Employment Agreements; Severance Agreements	51
Potential Payments Upon Termination or Change in Control	56
Compensation of Our Directors	58
Compensation Committee Interlocks and Insider Participation	61
Certain Relationships and Related Transactions	61

OTHER INFORMATION	63
Principal Stockholders	63
Section 16(a) Beneficial Ownership Reporting Compliance	65
Householding of Annual Meeting Materials	65

THE FIRST MARBLEHEAD CORPORATION

One Cabot Road, Suite 200

Medford, Massachusetts 02155

PROXY STATEMENT

For Our Annual Meeting of Stockholders to be held on November 10, 2015

The First Marblehead Corporation, a Delaware corporation, which we refer to as “we,” “us,” “First Marblehead” or the “Company,” has furnished this proxy statement to you because our board of directors is soliciting your proxy to vote at our 2015 annual meeting of stockholders, which we refer to as the annual meeting. The annual meeting will be held on Tuesday, November 10, 2015, at 10:00 a.m., local time, at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109. For information on how to obtain directions to attend the annual meeting and how to vote in person, please contact Investor Relations by emailing Info@fmd.com or calling our toll-free number (800) 895-4283. If the annual meeting is adjourned for any reason, the proxies may be used at any adjournment of the annual meeting.

This proxy statement summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions at the annual meeting, if you are a stockholder of record and you do not plan to attend in person.

We are making this proxy statement, the related proxy card and our annual report to stockholders for the fiscal year ended June 30, 2015 available to stockholders for the first time on or about September 30, 2015. Any reference to a fiscal year in this proxy statement means the fiscal year ended June 30.

On November 12, 2013, our stockholders approved a 1-for-10 reverse stock split of our issued and outstanding shares of common stock, which was effected on December 2, 2013. In addition, our authorized shares of common stock were proportionately decreased from 250,000,000 shares to 25,000,000 shares. The shares of common stock retained a par value of $0.01 per share. This proxy statement gives retroactive effect to the reverse stock split for all periods presented. Accordingly, the number of all outstanding equity awards, the number of shares available for issuance and the exercise price or grant price, as applicable, relating to any award under our 2011 stock incentive plan, as amended, which we refer to as our 2011 plan, our 2008 Meyers’ option plan, which plan was not approved by our stockholders and which we refer to as our 2008 Meyers’ plan, our 2003 stock incentive plan, as amended and restated, which we refer to as our 2003 plan, and our 2002 director stock plan, which we refer to as our 2002 plan, was proportionately adjusted using the reverse split ratio of 1-for-10. In addition, the shares available for future purchase under our 2003 employee stock purchase plan, which we refer to as our ESPP, were proportionately adjusted using the reverse split ratio of 1-for-10.

Our annual report on Form 10-K for fiscal 2015, as filed with the Securities and Exchange Commission, which we refer to as the SEC, including our audited financial statements, is available free of charge on our website at www.firstmarblehead.com or through the SEC’s electronic data system at www.sec.gov. To request a printed copy of our annual report on Form 10-K, which we will provide to you free of charge, either: write to Investor Relations, The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155, email Investor Relations at Info@fmd.com or call our toll-free number (800) 895-4283.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote?

Holders of record of our common stock at the close of business on September 17, 2015 are entitled to one vote per share on each matter properly brought before the annual meeting. As of the close of business on September 17, 2015, we had 11,674,712 shares of our common stock issued and outstanding.

A list of stockholders of record entitled to vote will be available at the annual meeting. In addition, you may contact our corporate secretary, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the annual meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from October 30, 2015 up to the time of the annual meeting.

Why did you receive a notice of Internet availability of proxy materials in the mail instead of a printed set of proxy materials?

Under SEC rules, we are permitted to furnish our proxy materials over the Internet by delivering a notice to our stockholders by mail or electronically if a stockholder has elected to receive materials by electronic delivery. If the shares you own are held in “street name,” a notice of Internet availability of these proxy materials has been forwarded to you by the record holder of your shares, typically your bank or brokerage firm. The notice instructs you how to access and review this proxy statement and our annual report over the Internet at www.proxyvote.com and how to request paper or email copies at no charge. The notice also instructs you on how you may submit your voting instructions either over the Internet or by mail. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the notice.

Stockholders of record who received a printed set of proxy materials will not receive the notice, but may still access our proxy materials at www.firstmarblehead.com.

Are you entitled to vote if your shares are held in “street name”?

If the shares you own are held in “street name,” you have the right to direct the record holder how to vote your shares, and the record holder is required to vote according to your instructions. To instruct the record holder how to vote your shares, please follow the directions the record holder provides to you.

Under the rules of the New York Stock Exchange, which we refer to as the NYSE, if you do not give voting instructions to the record holder, it will be permitted to vote your shares with respect to certain “discretionary” items, but will not be permitted to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm (proposal two) is a discretionary item under the NYSE rules. However, the election of directors (proposal one), the approval of an amendment to our 2011 plan and the material terms of the performance goals under our 2011 plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code (proposal three), and the approval, on an advisory basis, of the compensation of our executive officers named in the summary compensation table under “Information About Our Executive Officers,” to whom we refer collectively as our named executive officers or NEOs (proposal four), are each non-discretionary items under the NYSE rules.

Accordingly, if you do not give the record holder voting instructions with respect to proposals one, three or four, or if, with regard to proposal two, you do not give the record holder voting instructions and the record holder does not exercise its discretionary authority, your shares will not be voted and will be treated as “broker non-votes” on the particular matter, though those shares will nevertheless be treated as being present for the purpose of determining the presence of a quorum for each of the proposals. For proposals one, two, three and four, those shares will not be considered entitled to vote with respect to that matter and will have no effect on the voting on the proposal. Therefore, if you hold your shares in “street name” and would like your vote to be counted for any of the proposals other than the ratification of the appointment of our independent registered public accounting firm (proposal two), it is critical that you instruct the record holder how to vote your shares for each of those proposals. This ensures your shares will be voted at the annual meeting in the manner you desire.

If your shares are held in “street name,” you are cordially invited to attend the annual meeting, but please bring an account statement or letter from the record holder that confirms you are the beneficial owner of those shares as of the record date. You may not vote your shares in person at the annual meeting unless you obtain a proxy, executed in your favor, from the record holder of your shares.

How may you vote if you are a stockholder of record?

If you are a stockholder of record (i.e., you hold shares in your name in an account with our stock transfer agent, Computershare Trust Company, N.A.), you may vote your shares in person or by mail:

•	To vote in person, you must attend the annual meeting, and then complete and submit the ballot provided at the annual meeting.

•

To vote by mail, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the annual meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the annual meeting in the manner you specify in the proxy card.

The proxy card solicited by our board of directors provides stockholders the choice of voting for each of the director nominees or withholding votes for each of the director nominees (proposal one) and the choice of approving, disapproving or abstaining with respect to the proposals to:

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016 (proposal two);

•	Approve an amendment to our 2011 plan and the material terms of the performance goals under our 2011 plan for purposes of Section 162(m) of the Code (proposal three); and

•	Approve, on an advisory basis, the compensation of our NEOs (proposal four).

If you indicate a choice on the proxy card with respect to any matter to be acted upon, the shares will be voted as specified. If you sign and return your proxy card and do not specify a choice, your shares will be voted according to our board of directors’ recommendations, as indicated in this proxy statement.

How may you change your vote?

If you are a stockholder of record, even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	Send written notice to our corporate secretary, at our address listed on page 1 of this proxy statement;

•	Send us another signed proxy with a later date; or

•	Attend the annual meeting, notify our corporate secretary that you are present and then vote by ballot.

If you own shares in “street name,” the record holder of your shares should provide you with appropriate instructions for changing your vote.

How many shares must be present to hold the annual meeting?

In order for business to be conducted at the annual meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote at the annual meeting, that is, at least 5,837,357 shares.

Shares of common stock present in person or represented by proxy (including any “broker non-votes” and shares that abstain or provide no voting instructions with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?

Proposal One—Election of Directors

Under our amended and restated by-laws, which we refer to as our by-laws, directors will be elected by a plurality of the votes cast by our stockholders entitled to vote on the election. In other words, the six nominees for director receiving the highest number of votes FOR election will be elected as directors, regardless of whether that number represents a majority of the votes cast.

Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm

Under our by-laws, the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the annual meeting and voting on the matter is needed to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016.

Proposal Three—Approval of an Amendment to Our 2011 Stock Incentive Plan and the Material Terms of the Performance Goals under the Plan for Purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended

Under our by-laws, the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the annual meeting and voting on the matter is needed to approve the amendment to our 2011 plan and the material terms of the performance goals under our 2011 plan for purposes of Section 162(m) of the Code. In addition, under the listing requirements of the NYSE, the amendment to our 2011 plan and the approval of the material terms of the performance goals under our 2011 plan for purposes of Section 162(m) of the Code must be approved by a majority of votes cast on the proposal.

Proposal Four—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

This vote is advisory, and, therefore, not binding on us, our board of directors or our compensation committee. Notwithstanding the advisory nature of this vote, the resolution will be deemed approved and passed on an advisory basis with the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the annual meeting and voting on the matter. Our board of directors and our compensation committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate.

How will votes be counted?

Each share of common stock will be counted as one vote. Neither votes withheld for a particular director nominee nor “broker non-votes” will have an effect on the outcome of proposal one. Under our by-laws, neither abstentions nor “broker non-votes” will have an effect on the outcome of proposals two, three or four.

For purposes of the listing requirements of the NYSE, however, (1) abstentions may be considered votes cast, but not votes for, proposal three and (2) “broker non-votes” may not be considered votes cast, or votes for, proposal three. Under this treatment, for purposes of approval under applicable rules of the NYSE, an abstention may be treated as a vote cast against proposal three and a “broker non-vote” may not affect the determination of whether a majority of votes were cast to approve the proposal.

How does our board of directors recommend that you vote?

Our board of directors unanimously recommends that you vote:

•	FOR the election of all nominees to our board of directors;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016;

•	FOR the approval of an amendment to our 2011 plan and the material terms of the performance goals under our 2011 plan for purposes of Section 162(m) of the Code; and

•	FOR the approval, on an advisory basis, of the compensation of our NEOs.

Will any other business be conducted at the annual meeting?

Our board of directors does not know of any other business to be conducted or matters to be voted upon at the annual meeting. Under our by-laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting was September 12, 2015. The proxies solicited by our board of directors confer discretionary voting authority with respect to any other matter properly coming before the annual meeting.

Who pays for the solicitation of proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail and by the Internet, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have requested banks, brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of the shares and request instructions for voting the shares. We will reimburse the banks, brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may you submit a proposal for our 2016 annual meeting?

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2016 annual meeting of stockholders, which we refer to as the 2016 annual meeting, and who wishes the proposal to be included in the proxy statement and proxy card for that meeting, must submit the proposal in writing to: Corporate Secretary, The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155, before June 2, 2016. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

If you wish to present a proposal at the 2016 annual meeting, but do not wish to have the proposal considered for inclusion in our proxy statement and proxy card, you must also give written notice to us at the address noted above. Our by-laws specify the information that must be included in any such notice, including a brief description of the proposal and the name of the stockholder proposing such business. We must receive this notice at least 60 days, but not more than 90 days, prior to November 10, 2016. However, if the 2016 annual meeting is scheduled to be held prior to October 21, 2016 or after January 9, 2017, your notice must be received no earlier than the 90th day prior to the 2016 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2016 annual meeting and (2) the 10th day following the date on which notice of the date of the 2016 annual meeting was mailed or publicly disclosed, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at the 2016 annual meeting, the chairman of the annual meeting may exclude the proposal from being brought before the annual meeting.

DISCUSSION OF PROPOSALS

Proposal One: Election of Directors

Our board of directors presently consists of six directors. On the recommendation of our nominating and corporate governance committee, our board of directors has nominated Nancy Y. Bekavac, Peter S. Drotch, Thomas P. Eddy, Seth Gelber, William D. Hansen and Daniel Meyers for election as directors. If all nominees are elected, our board of directors will consist of six directors.

The persons named in the proxy card will vote to elect each of the nominees as a director, unless the proxy is marked otherwise. Each director will be elected to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees is currently a director and all of the nominees have indicated a willingness to serve as director, if elected. If any nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director is related by blood, marriage or adoption to any other director or executive officer.

Our board of directors unanimously recommends a vote FOR each of the nominees.

Director Nominees

Set forth below are the names of the director nominees, the years in which they first became a director, their ages as of August 31, 2015, their positions and offices with us, their principal occupations and business experience and the names of other public companies of which he or she has served as a director during the past five years. The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our nominating and corporate governance committee and our board of directors that such person should serve as a director of the Company. In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our stockholders.

NANCY Y. BEKAVAC

Age: 68

Nancy Y. Bekavac has served as a director since May 2010. Ms. Bekavac currently serves as president emerita of Scripps College. Since July 2007, Ms. Bekavac has served as a consultant in higher education, working with boards of trustees on issues including governance, accreditation and strategic planning. In fall 2014, Ms. Bekavac served as a professor on Semester at Sea aboard the MV Explorer. From 1990 until her retirement in June 2007, Ms. Bekavac served as president of Scripps College. From 1988 to 1990, Ms. Bekavac was counselor to the president of Dartmouth College. From 1985 to 1988, she worked at the Thomas J. Watson Foundation, a charitable foundation that provides fellowship programs to college graduates, serving as the executive director and then as a consultant. From 1980 to 1985, she was a partner at the law firm of Munger, Tolles & Olson, after serving as an associate at the firm and clerking with the United States Court of Appeals for the District of Columbia. Ms. Bekavac is a member of The Council on Foreign Relations and serves on the board of directors and as a member of the benefactions committee of The Seaver Institute, a charitable institute that provides grants in the fields of scientific and medical research, education, public affairs and cultural arts. Ms. Bekavac is also a member of the board of directors of Electro Rent Corporation, a public company that provides electronic equipment rentals, sales and leasing, where she serves as the chair of the nominating and corporate governance committee and as a member of the compensation committee. Ms. Bekavac received a B.A. from Swarthmore College and a J.D. from Yale Law School.

Our board of directors has determined that Ms. Bekavac should serve as a director based in part on her experiences both leading and counseling higher education institutions, which brings an important perspective to the Company’s strategic planning and product development, as well as her legal experience and understanding of corporate governance matters affecting public companies.

PETER S. DROTCH

Age: 73

Peter S. Drotch has served as a director since October 2003. From 1975 to 2000, Mr. Drotch was a partner at PricewaterhouseCoopers LLP, an accounting firm, from which he retired in 2000. Mr. Drotch joined PricewaterhouseCoopers LLP in 1964. Mr. Drotch held a number of positions at PricewaterhouseCoopers LLP, most recently leading the firm’s services to the investment management industry in the Americas and serving as a member of the global leadership team for this industry services group, which provides services to investment advisors, banks, insurance companies, broker dealers, industrial corporations and governmental units with respect to their investment management operations. Mr. Drotch is a director of Voya Mutual Funds (f/k/a ING Mutual Funds) and serves as the chair of the audit committee and as a member of the nominating and governance committee and the investment review committee for certain of the mutual funds. He is also a director, chair of the audit and compliance committee and a member of the compensation committee and the nominating and governance committee of Tufts Health Plan. Mr. Drotch currently serves as a director emeriti and member of the audit and finance committees of the University of Connecticut Foundation. From November 2004 to June 2013, Mr. Drotch served as a trustee, chair of the financial affairs committee and a member of the executive, audit and compliance and compensation committees of the University of Connecticut. Mr. Drotch received a B.S. from the University of Connecticut.

Our board of directors has determined that Mr. Drotch should serve as a director, and chairman of our audit committee, based in part on his extensive experience as an auditor of public companies, including financial services companies, his service as a public university trustee and his considerable understanding of accounting, financial statements and corporate finance, as well as the depth of his understanding of the Company’s business and related accounting issues.

THOMAS P. EDDY

Age: 56

Thomas P. Eddy has served as a director since May 2010. Mr. Eddy has served as a managing director of Jarvinian Investment Management, an investment management firm, since 2007, has been a managing director at Jarvinian Advisors, a consulting and advisory firm, since 2013 and has been a principal at Ludlow Partners LLC, a strategic and financial advisory services firm, since 2001. From 2000 to 2001, Mr. Eddy served as chief operating officer and senior principal for Atlas Venture, an early-stage venture capital firm. From 1993 to 2000, Mr. Eddy served as managing director and head of the Boston office and of New England investment banking activities for Robertson Stephens & Company, an investment banking firm which was acquired by BankBoston. From 1988 to 1993, Mr. Eddy served as a vice president in the Technology Investment Banking Group at Morgan Stanley & Co. Incorporated, an investment banking firm. From 1981 to 1986, Mr. Eddy worked as a credit representative and then as an analyst for United States Steel Corporation, an integrated steel producer. Mr. Eddy is a director and a member of the audit committee and finance committee of Steward Medical Group, a unit of Steward Health Care System, a system of 11 hospitals headquartered in Boston, Massachusetts. Mr. Eddy received a B.S. from the University of Virginia, an M.B.A. from the Harvard Graduate School of Business Administration and a J.D. from Duquesne University School of Law.

Our board of directors has determined that Mr. Eddy should serve as a director based in part on his extensive experience as a financial advisor to entrepreneurs and growing companies, including with regard to finance and strategic transactions.

SETH GELBER

Age: 36

Seth Gelber has served as a director since November 2013, our president since August 2013, our chief operating officer since August 2012 and as a managing director since September 2008. He served as our chief administrative officer from March 2010 to August 2012 and as our senior vice president, corporate development from August 2008 to September 2008. From 2001 to 2006, Mr. Gelber held various positions at First Marblehead in the capital markets and product strategy groups. Since October 2006, Mr. Gelber has served as president of Sextant Holdings, LLC, a private investment firm, the sole member of which is Mr. Meyers. From 1998 to 2001, Mr. Gelber served as a Legislative Assistant to Congressman Jack Quinn (N.Y.), primarily focused on education, telecommunication and banking legislation. Mr. Gelber received a B.A. from The George Washington University.

Our board of directors has determined that Mr. Gelber should serve as a director based in part on his knowledge of the Company’s business, personnel and strategy and his experience with government regulation and education policy, which increasingly affect the Company and the private education lending industry.

WILLIAM D. HANSEN

Age: 56

William D. Hansen has served as a director since July 2003 and served as chairman of our advisory council from July 2003 to April 2007. Mr. Hansen has served as the president and chief executive officer of USA Funds®, a nonprofit organization that helps families finance rising college costs, since July 2013. From July 2011 to July 2013, he served as chairman and chief executive officer of the Madison Education Group LLC, an education-related consulting firm. From July 2009 to December 2010, Mr. Hansen served as president of Scantron Corporation, a provider of assessment and survey solutions, and from September 2010 to July 2011, he served as chairman of Scantron Corporation. From August 2005 to July 2009, Mr. Hansen served as senior managing director of Chartwell Education Group, LLC, an education-related consulting firm. Mr. Hansen also served as the chief executive officer of Chartwell Education Group, LLC from February 2009 to June 2009. From July 2003 to August 2005, Mr. Hansen served as the senior vice president and managing director of Affiliated Computer Services’ Education Services Business, which provides business process and information technology services to commercial and government clients. From May 2001 to July 2003, Mr. Hansen served as the deputy secretary of the U.S. Department of Education, functioning as its chief operating officer. From 1993 to 2001, Mr. Hansen was the president of the Education Finance Council, a trade association representing state-based student loan finance organizations. From 1981 to 1993, he held numerous senior executive positions, including assistant secretary for Management and Budget and chief financial officer, at the U.S. Department of Education. He has served on numerous state and national boards and commissions on reforming elementary and secondary schools and increasing access to higher education, including the National Commission on the Cost of Higher Education. Mr. Hansen currently serves as a director of Student Loan Finance Corporation, an education loan finance company, and as a director of Performant Financial Corporation, a publicly held technology workflow management solutions provider, where he serves as the lead director and as a member of the compensation committee and the audit committee. Additionally, he serves on the boards of directors of Everspring, Ancora Education, Argosy University, South University, Roadtrip Nation, Jefferson Education Accelerator, Education at Work and Shorelight Education, each of which is a private company. Mr. Hansen received a B.S. from George Mason University.

Our board of directors has determined that Mr. Hansen should serve as a director based in part on his experience with government regulation and education policy, which increasingly affect the Company and the private education lending industry, and education-related consulting, which provides insights into issues affecting our industry.

DANIEL MEYERS

Age: 52

Daniel Meyers is a co-founder of First Marblehead. He has served as our chief executive officer and as a director since September 2008, and as chairman of our board of directors since May 2010. From September 2008 to August 2013, he served as our president. Mr. Meyers also served as our chief executive officer and chairman from our incorporation in 1994 to September 2005 and as our president from November 2004 to September 2005.

Since October 2006, Mr. Meyers has served as the sole member, chairman and chief executive officer of Sextant Holdings, LLC, a private investment firm. From 1980 to 1991, Mr. Meyers was involved in arbitrage and derivatives trading at EF Hutton, Prudential Bache Securities, LF Rothschild Unterberg Towbin and Commodities Corporation, each of which were financial services firms. He began working on asset-back securities financings in 1986. He currently serves as the chair emeritus of the board of the Curry School of Education Foundation and as a consulting member of the finance committee of the Board of Visitors at the University of Virginia, and as the chairman of the board of Steward Medical Group, a unit of Steward Health Care System, a system of 11 hospitals headquartered in Boston, Massachusetts. Mr. Meyers also serves on the board of the Forum for the Future of Higher Education and is a member of the Education Funding Committee of the Consumer Bankers Association. Mr. Meyers received an A.B. from Brandeis University and completed the Owner President Management Program at the Harvard Graduate School of Business Administration.

Our board of directors has determined that Mr. Meyers should serve as a director based in part on his unmatched knowledge of the Company’s business, personnel and strategy, his accomplishments since returning to the Company in August 2008, his past success in growing the Company, his experience as a public university trustee and his unique experience and leadership in the private education lending industry.

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee, consisting of independent members of our board of directors, has appointed the firm of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2016. KPMG LLP has been our independent registered public accounting firm since our inception in 1991. Although stockholder approval of the appointment of KPMG LLP is not required by our by-laws or other applicable legal requirements, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider this appointment. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if our audit committee believes a change would be in our and our stockholders’ best interests.

We expect representatives of KPMG LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Our board of directors unanimously recommends a vote FOR this proposal.

Fees and Services

The following table sets forth the fees billed to us by KPMG LLP for fiscal 2015 and fiscal 2014:

	Fiscal Year
Fee Category	2015	2014
Audit Fees(1)	$862,500	$1,005,000
Audit-Related Fees(2)	32,500	43,000
Tax Fees(3)	151,550	258,816
All Other Fees	—	—

Total Fees	$1,046,550	$1,306,816

(1)

Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q, other professional services provided in connection with statutory and regulatory filings or engagements and, for fiscal 2014 only, the stand-alone audit of our former subsidiary Union Federal Savings Bank, which we refer to as Union Federal.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to employee benefit plan audits and, for fiscal 2014 only, compliance audits.

(3)

Tax fees consist primarily of fees for tax compliance, tax advice and tax planning. Tax compliance services include primarily the preparation of tax returns and estimated tax payments. Tax advice and tax planning services include assistance with tax audits, general tax inquiries and transaction support.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit, audit-related and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit, audit-related or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Our audit committee identifies the particular pre-approved services in detail and establishes a maximum dollar amount for each particular pre-approved service, which limit cannot be exceeded without obtaining further pre-approval.

Our audit committee has also delegated to the chairman of our audit committee the authority to pre-approve any audit, audit-related or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of our audit committee pursuant to this delegated authority is reported on at the next meeting of our audit committee.

Our audit committee pre-approval requirements have a limited exception for the provision of services, other than audit and audit-related services, by our independent registered public accounting firm if:

•

The aggregate amount of all such services is no more than 5% of the total amount paid by First Marblehead to the independent registered public accounting firm during the fiscal year in which the services are provided;

•	Such services were not recognized by First Marblehead at the time of the engagement to be non-audit services; and

•	Such services are promptly brought to the attention of our audit committee and approved prior to completion of the audit by our audit committee or by the chairman of our audit committee.

All of the audit fees, audit-related fees and tax fees for fiscal 2015 and fiscal 2014 were pre-approved.

Proposal Three: Approval of an Amendment to Our 2011 Stock Incentive Plan and the Material Terms of the Performance Goals under the Plan for Purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended

Proposal

Since the beginning of fiscal 2009, we have implemented changes to our business in order to address dislocations in the capital markets and the education lending industry, including major changes in senior management, the redesign of our service offerings and significant reductions in our operating expenses. Consistent with a “turn-around” situation, we have generally sought to reduce the aggregate level of cash compensation paid to our executive officers in order to preserve liquidity. Particularly in light of our continuing need to limit salaries and cash bonuses, our board of directors believes that stock-based incentive awards can play an important role in the success of the Company by enabling key persons upon whose judgment, initiative and efforts we depend to acquire a proprietary interest in the Company. Our board of directors believes that providing such persons with a direct stake in the Company will assure a closer alignment of their interests with those of the Company and our stockholders, thereby encouraging their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

Our 2011 plan was originally adopted by our board of directors on September 21, 2011 and approved by our stockholders on November 14, 2011. On September 6, 2013, our board of directors approved an amendment to our 2011 plan, which was approved by our stockholders on November 12, 2013, to increase the aggregate number of shares of our common stock authorized for issuance under our 2011 plan by 600,000 shares, which we refer to as the 2013 plan amendment. We refer to our 2011 plan, as amended by the 2013 plan amendment, as our 2011 plan.

On September 22, 2015, our board of directors approved, subject to stockholder approval, an amendment to our 2011 plan to increase the aggregate number of shares of our common stock authorized for issuance under our 2011 plan by 600,000. The proposed amendment, which we refer to as the 2015 Plan Amendment, is designed to ensure that the Company can continue to grant stock options and other equity awards to key persons at levels determined to be appropriate by our compensation committee. Consistent with the Company’s emphasis on performance-based incentive compensation, long-term incentive awards represent a significant portion of total executive compensation.

As of September 21, 2015, awards with respect to 620,996 shares of our common stock were outstanding under our 2011 plan and an additional 176,908 shares remained available for future grant. If the proposed 2015 Plan Amendment had been effective as of that date, the number of shares available for future grant would have increased to 776,908.

In addition, we are asking stockholders to approve the material terms of the performance goals under our 2011 plan solely for the purpose of enabling us to grant awards under our 2011 plan that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code. This would enable us to grant awards that are not subject to the deduction limitations under Section 162(m) of the Code.

In general, under Section 162(m) of the Code, in order for us to be able to deduct compensation in excess of $1.0 million paid in any one year to our chief executive officer and our officers (other than our chief executive officer and chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, by reason of being among the three most highly paid executive officers, that excess compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the “material terms” of the performance goals under which compensation may be paid to our executives be disclosed to and approved by our stockholders every five years. Our 2011 plan was approved by our stockholders in November 2011 and, accordingly, must be approved again by November 2016 in order to satisfy the foregoing requirement.

For purposes of Section 162(m), the “material terms” include (1) the individuals eligible to receive compensation, (2) a description of the business criteria on which the performance goal is based and (3) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and stockholder approval of this proposal three will constitute approval of each of these aspects of our 2011 plan for purposes of the approval requirements of Section 162(m) of the Code beyond the current expiration of such approval in 2016. While our 2011 plan will allow us to grant awards that are intended to be exempt from Section 162(m) of the Code, our board of directors may, in its judgment, grant awards under our 2011 plan that are not exempt from Section 162(m) of the Code when it believes that such awards are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

Our board of directors believes approval of the material terms of the performance goals under our 2011 plan solely for the purpose of enabling the Company to grant awards that are intended to be fully deductible under Section 162(m) of the Code is in the best interests of the Company and our stockholders.

A copy of our 2011 plan, giving effect to the proposed 2015 Plan Amendment, with the proposed new text underlined, bolded and italicized and the proposed deleted text struck out, is attached as Annex A to this proxy statement and is incorporated herein by reference.

Description of the Proposed 2015 Plan Amendment

The proposed 2015 Plan Amendment would increase the aggregate number of shares of our common stock authorized for issuance under our 2011 plan by 600,000. Our 2011 plan, as amended by the 2015 Plan Amendment, would allow for the issuance of (1) up to 1,900,000 shares of our common stock, plus (2) the sum (up to 440,669) of (a) the number of shares of our common stock reserved for issuance under our 2003 plan that remained available for grant under our 2003 plan as of November 14, 2011, the date of initial stockholder approval of our 2011 plan, and (b) the number of shares of our common stock subject to awards granted under our 2003 plan to the extent that such awards expire or are terminated, surrendered or canceled without having been fully exercised or are forfeited in whole or in part (including as a result of shares of our common stock subject to such awards being repurchased by us at their original purchase price under a contractual repurchase right) or that otherwise result in any shares of our common stock subject to such awards not being issued (subject to limitations under the Code in the case of incentive stock options). Any or all awards granted under our 2011 plan may be in the form of incentive stock options. The number of shares issuable under our 2011 plan, as amended by the proposed 2015 Plan Amendment, would be subject to adjustment in the event of stock splits and other similar events.

As of September 21, 2015, an aggregate of 1,638,415 shares were authorized for issuance under our 2011 plan, of which an aggregate of 840,511 shares had been issued, 620,996 shares were subject to outstanding awards and 176,908 shares remained available for future grant. Assuming effectiveness of the proposed 2015 Plan Amendment as of that date, an aggregate of 2,238,415 shares would have been authorized for issuance under our 2011 plan with 776,908 shares available for future grant. Based solely on the closing price of our common stock as reported by the NYSE on September 21, 2015, the aggregate market value of the 600,000 additional shares that would be authorized for issuance under our 2011 plan as a result of the 2015 Plan Amendment would be $2,334,000.

Description of Our 2011 Plan

The following summary of our 2011 plan is qualified in its entirety by reference to our 2011 plan, a copy of which, giving effect to the proposed 2015 Plan Amendment, with the proposed new text underlined, bolded and italicized and the proposed deleted text struck out, is attached as Annex A to this proxy statement. References to our board of directors in the following summary should be understood to also refer to our compensation committee unless the context of such references indicates otherwise.

Types of Awards

Our 2011 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, restricted stock, restricted stock units, other stock-based awards and performance awards as described below.

Incentive Stock Options and Nonstatutory Stock Options.    Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may only be granted at an exercise price which is equal to or greater than the per share fair market value of our common stock on the date of grant, or if our board of directors approves the grant of an option with an exercise price to be determined on a future date, such future date. Absent stockholder approval, we are not permitted to lower the exercise price of options granted under our 2011 plan or otherwise take any action under our 2011 plan that would constitute a repricing under the rules of the NYSE. Options may not be granted for a term in excess of ten years. Our 2011 plan permits the following forms of payment of the exercise price of options: (1) payment by cash, check or through a “cashless exercise” through a broker (or in certain cases through a “net exercise” of the option), (2) subject to certain conditions, surrender to us of shares of our common stock, (3) payment of any other lawful consideration approved by our board of directors or (4) any combination of these forms of payment.

Restricted Stock Awards.    Restricted stock awards entitle the recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares from the recipient (or require the forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

Restricted Stock Units.    Restricted stock units entitle the recipients to receive shares of our common stock or cash equal to the fair market value of shares of our common stock, to be delivered at the time such shares vest pursuant to the terms and conditions established by our board of directors.

Other Stock-Based Awards.    Under our 2011 plan, our board of directors has the right to grant other awards based upon our common stock having such terms and conditions as our board of directors may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock and the grant of awards entitling the recipients to receive shares of our common stock to be delivered in the future. Other stock-based awards may be paid in shares of our common stock or cash as our board of directors may determine.

Performance Awards.    Our board of directors may determine, at the time of grant, that a restricted stock award, restricted stock unit or other stock-based award (other than an option) granted will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code (such awards are referred to as performance awards). The performance criteria for each such award will be based on one or more of the following measures, which may be determined on a segment basis pursuant to U.S. generally accepted accounting principles, which we refer to as GAAP, or on a non-GAAP basis: net income, operating income (loss), earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, gross profit, operating profit before or after discontinued operations and/or taxes, sales, revenue growth, sales growth, earnings growth, cash flow or cash position, net operating cash usage, loan volume, loan characteristics, gross margins, cost savings, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return, completion of capital markets transactions, completion of strategic acquisitions/disposition, receipt of regulatory approvals and cash position. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (1) extraordinary items, (2) gains or losses on the dispositions of discontinued operations, (3) the cumulative effects of changes in accounting principles, (4) the writedown of any asset, (5) fluctuation in foreign currency exchange rates and (6) charges for restructuring and rationalization programs. Such performance goals: (a) may vary by participant and may be different for different awards, (b) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by our board of directors and (c) will be set by our board of directors within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code. Awards not intended to qualify for deduction under Section 162(m) of the Code may be based on these or other performance measures as our board of directors may determine. Grants of performance awards to any “Covered Employee” as defined under Section 162(m)(3) of the Code may only be made by a committee or subcommittee of our board of directors comprised solely of two or more directors eligible to serve on a committee making awards qualifying as “performance-based compensation” under Section 162(m) of the Code. Such a committee, or subcommittee, of our board of directors may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such a performance award and may not waive the achievement of the performance measures applicable to the performance award except in the case of the death or disability of the participant or a change in control of the Company.

Transferability of Awards

Except as our board of directors may otherwise determine or provide in an award under certain limited circumstances specified in our 2011 plan, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant.

Eligibility to Receive Awards

Employees, officers and directors of, as well as consultants and advisors to, the Company and its subsidiaries and any other business ventures in which we have a controlling interest are eligible to be granted awards under our 2011 plan. Under present law, however, incentive stock options may only be granted to employees of us and our subsidiaries.

The maximum number of shares with respect to which awards may be granted to any participant under our 2011 plan may not exceed 300,000 shares per fiscal year. Stockholder approval of our 2011 plan is intended to constitute approval under NYSE rules of any future award under our 2011 plan of up to 300,000 shares per fiscal year, even if the number of shares issuable in respect of an award exceeds one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance.

Plan Benefits

As of September 20, 2015, the date of our most recent grant of awards under our 2011 plan, approximately 270 persons were eligible to receive awards under our 2011 plan, including our six executive officers and four non-employee directors. The granting of awards under our 2011 plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

Since the adoption of our 2011 plan through September 20, 2015, we have granted the following stock units and restricted stock units under our 2011 plan to the individuals and groups listed below. In all cases, the securities underlying such stock units and restricted stock units are shares of our common stock. Stock unit awards generally vest on the grant date and restricted stock unit awards generally vest in annual installments over four years.

Name and Position	Total Shares Subject to Stock Units	Total Shares Subject to Restricted Stock Units(1)
Named Executive Officers
Daniel Meyers	—	330,000	(2)
Chief Executive Officer and Chairman of the Board of Directors
Alan Breitman	—	20,000
Chief Financial Officer, Chief Accounting Officer and Managing Director
Seth Gelber	—	161,416
President, Chief Operating Officer and Managing Director
Barry Heneghan	—	121,666
Managing Director, Business Development and Product Strategy
Suzanne Murray	—	32,500
General Counsel, Secretary and Managing Director
Richard Neely	—	5,668
Managing Director, Former Interim Chief Financial Officer
All current executive officers, as a group	—	698,082
All current directors who are not executive officers, as a group	16,000	—
Each nominee for election as a director
Nancy Y. Bekavac	4,000	—
Peter S. Drotch	4,000	—
Thomas P. Eddy	4,000	—
Seth Gelber(3)	—	161,416
William D. Hansen	4,000	—
Daniel Meyers(3)	—	330,000	(2)
Each associate of any such directors, executive officers or nominees	—	—
Each person who received 5% of such awards
Seth Gelber(3)	—	161,416
Barry Heneghan(3)	—	121,666
Daniel Meyers(3)	—	330,000	(2)
All employees who are not executive officers, as a group(4)	—	762,034

(1)	Includes shares of common stock that have been forfeited by the applicable individual to satisfy income tax obligations with respect to the grant.

(2)	The restricted stock units granted to Mr. Meyers vested immediately on each applicable grant date.

(3)

The awards reported on these lines are the same awards as shown with respect to Messrs. Gelber, Heneghan and Meyers, as applicable, in the “Named Executive Officers” section of this table, and represent all awards made to them under our 2011 plan.

(4)	Includes 140,149 restricted stock unit awards that were forfeited by employees who left the Company prior to the vesting of their restricted stock unit awards.

On September 21, 2015, the last reported sale price of our common stock on the NYSE was $3.89 per share.

Administration

Our 2011 plan is administered by our board of directors, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to our 2011 plan and to interpret the provisions of our 2011 plan. Pursuant to the terms of our 2011 plan, our board of directors may delegate authority under our 2011 plan to one or more committees or subcommittees of our board of directors. Our board of directors has authorized our compensation committee to administer certain aspects of our 2011 plan, including the granting of equity awards to executive officers. In addition, to the extent permitted by applicable law, our board of directors may delegate to one or more of our executive officers the power to grant options and other awards that constitute rights under Delaware law to our employees and officers, subject to certain limitations specified in our 2011 plan, and provided that our board of directors fixes the terms of, and the maximum number of shares subject to, the awards that may be granted under such delegated authority.

Subject to any applicable limitations contained in our 2011 plan, our board of directors, our compensation committee, or any other committee to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines (1) the number of shares of our common stock covered by options and the dates upon which such options become exercisable, (2) the exercise price of options (subject to the limitations described above), (3) the duration of options (which may not exceed ten years) and (4) the number of shares of our common stock subject to any restricted stock award, restricted stock unit award or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

Our board of directors is required to make equitable adjustments to our 2011 plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, combinations of shares, spin-offs and other similar changes in capitalization or events. Our 2011 plan also contains provisions addressing the consequences of any “Reorganization Event,” which is defined as (1) any merger or consolidation of the Company with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is canceled, (2) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (3) any liquidation or dissolution of the Company. In connection with a Reorganization Event, our board of directors may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock (and subject to certain limitations with respect to restricted stock units) on such terms as it determines: (a) provide that such awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (b) upon written notice, provide that all unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised (to the extent then exercisable) within a specified period following the date of such notice, (c) provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon such Reorganization Event, (d) in the event of a Reorganization Event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the amount of which we refer to as the Acquisition Price), make or provide for a cash payment to an award holder equal to (i) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (ii) the excess, if any, of (A) the Acquisition Price over (B) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (e) provide that, in connection with a liquidation or dissolution of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (f) any combination of the foregoing. Our board of directors is not obligated by our 2011 plan to treat all awards, all awards held by a participant or all awards of the same type, identically. In connection with a Reorganization Event other than a liquidation or dissolution of the Company, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our board of directors determines otherwise, apply to the cash, securities or other property that our common stock was converted into or exchanged for pursuant to such Reorganization Event. However, our board of directors may provide for termination or deemed satisfaction of such repurchase or other rights under the restricted stock agreement or any other agreement between a participant and the Company, either initially or by amendment. In connection with our liquidation or dissolution, all restrictions and conditions on outstanding restricted stock will automatically be deemed terminated or satisfied unless otherwise provided in the applicable award agreement or any other agreement between us and the holder of such restricted stock.

Our board of directors may at any time provide that any award, subject to certain limitations in the case of a performance award, will become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

Fungible Share Pool; Share Counting

Our 2011 plan has a fungible share pool: any award that is not a Full-Value Award, under the meaning described below, is counted against the share limits specified in our 2011 plan as one share for each share of our common stock subject to such award, and any award that is a Full-Value Award is counted against the share limits as two shares for each one share of common stock subject to such Full-Value Award. “Full-Value Award” means any restricted stock award, restricted stock unit award or other stock-based award with a per share price or per unit purchase price lower than 100% of fair market value of our common stock on the date of grant.

For purposes of counting the number of shares available for the grant of awards under our 2011 plan:

•

If any award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or results in any common stock subject to such award not being issued, the unused shares of our common stock covered by such award will again be available for grant under our 2011 plan, provided, however, that in the case of incentive stock options, the foregoing will be subject to any limitations under the Code;

•

Shares of common stock delivered (either by actual delivery, attestation or net exercise) to us by a participant to (1) purchase shares of common stock upon the exercise of an award or (2) satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards; and

•	Shares of common stock repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.

Substitute Awards

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, our board of directors may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as our board of directors deems appropriate in the circumstances, notwithstanding any limitations on awards contained in our 2011 plan. Substitute awards will not count against our 2011 plan’s overall share limit, except as may be required by Section 422 and related provisions of the Code.

Subplans

Our board of directors may establish subplans under our 2011 plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions.

Amendment or Termination

No award may be made under our 2011 plan after November 13, 2021, but awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate our 2011 plan, provided that no amendment requiring stockholder approval under certain legal, regulatory or listing requirements specified in our 2011 plan will become effective until such stockholder approval is obtained. No award will be made that is conditioned upon stockholder approval of any amendment to our 2011 plan unless the award provides that (1) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to such stockholder approval.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under our 2011 plan. This summary is based on the federal income tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our 50% or more-owned corporate subsidiaries at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “—Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make a Section 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The income tax consequences associated with any other stock-based award granted under our 2011 plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to the Company

There will be no income tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Our board of directors unanimously recommends a vote FOR this proposal.

Proposal Four: Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to approve the compensation of our NEOs as disclosed in this proxy statement by voting for or against this proposal four. Although stockholder approval of our compensation plans for our NEOs is advisory in nature and not binding on the Company, our board of directors intends to carefully consider the stockholder vote resulting from this proposal four.

Our executive compensation plans are designed to attract and retain qualified executive officers with industry experience who can contribute to our corporate strategy and who are motivated to perform for the benefit of our stockholders and our clients. These executive officers are crucial to our success, and we believe our compensation practices should encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. For a full description of our executive compensation, we encourage stockholders to read closely the “Information About Our Executive Officers” section of this proxy statement beginning on page 32, including “—Compensation Discussion and Analysis,” which describes in detail our executive compensation policies and programs and the decisions made by our compensation committee and our board of directors with respect to fiscal 2015. Highlights of our executive compensation program include the following:

•

In light of our need to preserve capital, we have generally sought since fiscal 2009 to reduce the aggregate level of cash compensation paid to our executives. At the same time, we have sought to invest in executives who we believe are capable of managing a larger, more complex organization. In some cases, we believe that this strategy may require higher than market pay in the short term to achieve future growth.

•

In February 2014, our board of directors approved a $50,000 retention bonus for Suzanne Murray, our general counsel, secretary and managing director. The retention bonus was paid in three installments as follows: 20% of the bonus was paid on July 1, 2014, 40% of the bonus was paid on January 1, 2015 and 40% of the bonus was paid on July 1, 2015. If we terminated Ms. Murray without “cause” prior to one of the payment dates, she was still eligible for the next unpaid installment of the retention bonus; however if we terminated Ms. Murray for “cause” or Ms. Murray resigned prior to one of the payment dates, she forfeited any remaining retention bonus payments. The retention bonus plan provided that “cause” would be determined by the Company in its sole discretion. This retention bonus was made outside of the Company’s executive incentive compensation plan.

•	In connection with Richard Neely’s appointment as our interim chief financial officer, on May 28, 2014, the independent members of our board of directors approved:

•	A retention cash bonus in the amount of $25,000 to Mr. Neely. This retention bonus, which was paid on September 30, 2014, was made outside of the Company’s executive incentive compensation plan.

•	An increase in Mr. Neely’s base salary from $180,250 to $205,250, which was effective June 1, 2014.

•

A grant on June 2, 2014 of 5,568 restricted stock units to Mr. Neely. These restricted stock units, which had a grant date fair value of approximately $23,000, will vest in four equal annual installments beginning on the first anniversary of the grant date and ending on June 2, 2018.

•

Effective as of July 1, 2014, upon the recommendation of Mr. Meyers, our compensation committee increased the base salary of Ms. Murray from $310,000 to $400,000. Other than Ms. Murray, no other named executive officer’s base salary was increased in fiscal 2015.

•	In connection with Alan Breitman’s appointment as our chief financial officer, chief accounting officer and managing director effective as of August 4, 2014, our compensation committee approved:

•	An annual base salary for Mr. Breitman of $350,000.

•	A signing bonus in the amount of $25,000 to Mr. Breitman. This bonus, which was paid on August 15, 2014, was made outside of the Company’s executive incentive compensation plan.

•	Reimbursement of $12,410 in moving expenses actually and reasonably incurred by Mr. Breitman in connection with his relocation from the New York City area.

•

A grant on August 4, 2014 of 20,000 restricted stock units to Mr. Breitman. These restricted stock units, which had a grant date fair value of $100,200, will vest in four equal annual installments beginning on the first anniversary of the grant date and ending on August 4, 2018.

•

Our compensation committee and the independent members of our board of directors approved grants on September 1, 2014 of an aggregate of 620,000 restricted stock units to certain employees of the Company, including Messrs. Meyers, Gelber and Heneghan and Ms. Murray. These grants, which had an aggregate grant date fair value of approximately $2.9 million, were based, in part, on our fiscal 2014 performance, continued execution on the Company’s cost reduction efforts and the sales of two portfolios of private education loans by Union Federal to RBS Citizens, N.A., which we refer to as Citizens. In addition, our compensation committee believed that these grants would assist in the retention of the executives who we believe possess a combination of skills and experience that are critical to our long-term success and who would be capable of managing a larger, more complex organization.

As we describe in “Information About Our Executive Officers—Compensation Discussion and Analysis” later in this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board of directors believes this link between compensation and the achievement of our short- and long-term business goals will help drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our corporate governance policies, as set forth in this proxy statement, are reviewed annually and are designed to ensure that compensation decisions are made on a basis independent from the recipients of compensation, are based on information from knowledgeable and experienced sources and support our effort to align our executive compensation with Company performance and the interests of our stockholders, as follows:

•	Our compensation committee is comprised solely of independent directors.

•	Our compensation committee has engaged an independent compensation consultant that provides no other services to the Company and has no prior relationship with any of our executive officers.

•	Our compensation committee reviews our compensation policies and programs on an annual basis to evaluate whether they drive behaviors that are within the risk parameters of the Company.

•	Each of our NEOs is employed at will and is expected to demonstrate exceptional performance in order to continue serving as an executive officer of the Company.

•	We have a comprehensive insider trading policy that is applicable to all Company employees.

Our board of directors is asking our stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or our board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or our board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or our board of directors (or any committee thereof). However, our compensation committee and our board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our NEOs. We currently hold such advisory votes annually and the next such advisory vote will be held at the 2016 annual meeting.

Our board of directors unanimously recommends a vote FOR this proposal.

INFORMATION ABOUT CORPORATE GOVERNANCE

Corporate Governance

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In assessing and implementing our corporate governance practices, we have been mindful of the provisions of the Sarbanes-Oxley Act of 2002, SEC rules and listing standards of the NYSE. We have also considered the policies and procedures identified as best practices by various authorities in corporate governance, as well as the practices of other public companies.

We describe below our corporate governance structure and the key corporate governance practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters, code of conduct and statement of business ethics for directors are available on our website at www.firstmarblehead.com. Alternatively, you may request a copy of any of these documents by writing to Investor Relations, The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155 or emailing Investor Relations at Info@fmd.com.

Board of Directors

Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the Company. Our chief executive officer and our other executive officers are responsible for managing our day-to-day operations. Our board of directors evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board of directors also evaluates and elects our executive officers.

Our board of directors met 11 times during fiscal 2015, including regular, special and telephonic meetings, and also took action by written consent five times during fiscal 2015. During fiscal 2015, each director attended at least 75% of the aggregate of: (1) the total number of board of directors meetings held during the period of fiscal 2015 that he or she served as a director and (2) the total number of meetings held by all board of directors’ committees on which he or she served during the period of fiscal 2015 that he or she served as a member of such committees, except for Nancy Y. Bekavac.

Our board of directors, upon the recommendation of our nominating and corporate governance committee, has appointed Nancy Y. Bekavac as our lead director, to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE. In general, the agenda for every regularly scheduled board of directors meeting provides for a meeting of non-management directors in executive session.

Board Leadership Structure

Daniel Meyers, our chief executive officer, is also chairman of our board of directors. Our board of directors, upon the recommendation of our nominating and corporate governance committee, determined that having the same individual hold both positions is in the best interests of the Company and our stockholders and consistent with good corporate governance for the following reasons:

•

Our chief executive officer is the director most familiar with our business, strategy and industry, and is thus best positioned to focus our board of directors on the key issues facing the Company and executing strategic priorities;

•	A single chairman and chief executive officer provides strong and consistent leadership for First Marblehead, without risking overlap or conflict of roles;

•	Oversight of the Company is the responsibility of our board of directors as a whole, and this responsibility can be properly discharged without an independent chairman;

•

The combined role of chairman and chief executive officer, together with an independent lead director having the duties described below, fosters clear accountability and effective decision–making while providing the appropriate balance between strategy development and independent oversight of management; and

•	Our lead director can provide similar benefits to those associated with an independent chairman.

Our board of directors, upon the recommendation of our nominating and corporate governance committee, has appointed Nancy Y. Bekavac as lead director. Ms. Bekavac is an independent director within the meaning of NYSE rules. Her duties as lead director include the following:

•	Chairing meetings of the non-management directors in executive session;

•	Consulting with our chairman and chief executive officer on matters relating to corporate strategy, governance and our board of directors’ performance;

•	Facilitating communications between other members of our board of directors and our chairman and chief executive officer;

•	Working with our chairman and chief executive officer in the preparation of agendas for board of directors’ meetings and in determining the need for special meetings of our board of directors;

•	Reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board of directors; and

•	Meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee.

Board Independence

Under the rules of the NYSE, a director will only qualify as “independent” if our board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with us. Under these guidelines, a director is not considered to have a material relationship with us if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if he or she:

•

Is an executive officer of another company which is indebted to First Marblehead, or to which First Marblehead is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company at which he or she serves as an executive officer; or

•

Serves as an officer, director or trustee of a tax exempt organization to which First Marblehead makes contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1.0 million or 2% of that organization’s total annual charitable receipts. First Marblehead’s matching of employee charitable contributions would not be included in the amount of First Marblehead’s contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Applying the standards described above, our board of directors has affirmatively determined that the following directors are independent: Nancy Y. Bekavac, Peter S. Drotch, Thomas P. Eddy and William D. Hansen. Therefore, a majority of our board of directors is comprised of independent directors. Our board of directors had previously made a similar determination of independence with respect to Dort A. Cameron III, who served as a director until January 5, 2015.

All of the members of our board of directors’ three standing committees (as described below) are independent as defined under the rules of the NYSE. Members of our audit committee must also satisfy a separate SEC independence requirement, contained in Rule 10A-3 under the Exchange Act which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fees from us other than their directors’ compensation. Each member of our audit committee is independent within the meaning of Rule 10A-3 under the Exchange Act. Members of our compensation committee must also satisfy heightened independence requirements contained in NYSE rules as well as Rule 10C-1 under the Exchange Act. Each member of our compensation committee is (and prior to his departure from our compensation committee in January 2015, Mr. Cameron was) independent under the NYSE rules and Rule 10C-1 under the Exchange Act.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

The current members of the committees are as follows:

Audit	Compensation	Nominating and Corporate Governance
Peter S. Drotch (Chair)	Nancy Y. Bekavac (Chair)	Thomas P. Eddy (Chair)
Thomas P. Eddy	William D. Hansen	Peter S. Drotch
William D. Hansen		William D. Hansen

Dort A. Cameron III served as a member of our compensation committee and the chair of our nominating and corporate governance committee until his resignation from our board of directors on January 5, 2015.

Each committee operates under a charter that has been approved by our board of directors. A current copy of each committee’s charter is posted on the “For Investors—Corporate Information—Governance Documents” section of our website, www.firstmarblehead.com.

Audit Committee

Our audit committee’s responsibilities include:

•	Appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	Overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•

Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures, as well as financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	Monitoring our internal controls over financial reporting, disclosure controls and procedures and code of conduct and statement of business ethics for directors;

•

Overseeing our internal audit function and reviewing, at least annually, the proposed internal audit plan, staffing, audit procedures and the coordination of the plan with our independent registered public accounting firm;

•	Discussing our policies with respect to financial risk assessment and financial risk management;

•

Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	Meeting independently with our independent registered public accounting firm and management; and

•	Preparing the audit committee report required by SEC rules (which is included on page 31 of this proxy statement).

Our board of directors has determined that Peter S. Drotch qualifies as an “audit committee financial expert” as defined by applicable SEC rules. In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the NYSE listing standards, our board of directors considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Mr. Drotch, like all of the other members of our audit committee, is an independent director.

Our audit committee met five times during fiscal 2015.

Compensation Committee

Our compensation committee’s responsibilities include:

•	Annually reviewing and approving corporate achievements relevant to the compensation of our chief executive officer;

•	Determining the compensation of our chief executive officer;

•	Reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our executive officers other than our chief executive officer;

•	Overseeing and administering our cash and equity incentive plans;

•	Reviewing and making recommendations to our board of directors with respect to director compensation;

•	Reviewing and discussing annually with management our “Compensation Discussion and Analysis” (which is included beginning on page 32 of this proxy statement); and

•	Preparing the compensation committee report required by SEC rules (which is included on page 43 of this proxy statement).

Pursuant to our compensation committee charter, our compensation committee may form and delegate authority to one or more subcommittees as it deems appropriate and has established a Section 162(m) subcommittee. The members of our Section 162(m) subcommittee are Nancy Y. Bekavac and William D. Hansen. Our Section 162(m) subcommittee is composed entirely of “outside directors” within the meaning of Section 162(m) of the Code and was established to satisfy the rules under Section 162(m) of the Code so that incentive compensation remains tax deductible to us, where feasible. Our Section 162(m) subcommittee administers the Company’s executive incentive compensation plan, as applicable.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “—Executive and Director Compensation Processes.”

During fiscal 2015, our compensation committee met two times and also took action by written consent one time, and our Section 162(m) subcommittee did not meet.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•	Identifying individuals qualified to become directors;

•	Recommending to our board of directors the persons to be nominated for election as directors and to each of our board of directors’ standing committees;

•	Overseeing an annual review with respect to management succession planning;

•	Developing and recommending to our board of directors corporate governance guidelines; and

•	Overseeing an annual self-evaluation of our board of directors and its committees.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “—Director Candidates.”

Our nominating and corporate governance committee met one time during fiscal 2015.

Executive and Director Compensation Processes

On an annual basis, our compensation committee establishes a base salary for each of our executives and, when appropriate, awards cash bonuses and equity awards to reward our executives for high levels of individual performance, to assist with retention and to incentivize continued improvement in performance. Although our compensation committee generally seeks to set base salaries for a fiscal year at the beginning of that year, the committee may conduct assessments of our compensatory arrangements at other times during the year to address changes in the market for executive services or special circumstances affecting the Company. For further information, see “Information About Our Executive Officers—Compensation Discussion and Analysis” later in this proxy statement.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. Our compensation committee engaged an independent compensation consulting firm, Pearl Meyer & Partners LLC, or Pearl Meyer, to assist in a review of our compensation philosophy, objectives and programs for fiscal 2015 and fiscal 2016.

In fiscal 2015, our board of directors approved a retention bonus plan for a number of participants, including Ms. Murray. Ms. Murray’s retention award was $50,000 and was paid in three installments as follows: 20% of the bonus was paid on July 1, 2014, 40% of the bonus was paid on January 1, 2015 and 40% of the bonus was paid on July 1, 2015. In addition, Mr. Breitman received a signing bonus of $25,000 in connection with his appointment as our chief financial officer, chief accounting officer and managing director, and Mr. Neely received a retention bonus of $25,000 in connection with his appointment as our interim chief financial officer. All of these bonuses were made outside of the Company’s executive incentive compensation plan. See “Information About Our Executive Officers—Compensation Discussion and Analysis—Annual Incentive Awards Program” and “Information About Our Executive Officers—Compensation Discussion and Analysis—Benefits and Other Compensation; Air Travel Policy” for additional information.

We have an executive incentive compensation plan pursuant to which we have in the past granted incentive awards to our executives that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code. Our compensation committee has discretion, however, to make incentive awards to executive officers outside of our executive incentive compensation plan. In fiscal 2015, our compensation committee determined that it would not grant incentive awards under our executive incentive compensation plan for performance related to fiscal 2015 and instead decided to retain discretion to award cash bonuses for fiscal 2015 performance on the basis of considerations other than income from operations. Our compensation committee ultimately decided not to award any discretionary cash bonuses based on our fiscal 2015 performance.

During the first quarter following each completed fiscal year, our chief executive officer makes recommendations to our compensation committee with respect to base salary, discretionary bonuses outside of our executive incentive compensation plan and long-term incentives in the form of equity-based awards for each executive officer other than our chief executive officer, which are then reviewed and approved by our compensation committee or our Section 162(m) subcommittee, as appropriate. In the case of our chief executive officer, a review of base salary, bonus compensation outside of our executive incentive compensation plan and long-term incentives in the form of equity-based awards are conducted by our compensation committee or our Section 162(m) subcommittee, as appropriate, which determines compensation changes and awards, if any, for our chief executive officer. For further discussion of compensation decisions in fiscal 2015, see “Information About Our Executive Officers—Compensation Discussion and Analysis” later in this proxy statement.

Our compensation committee has implemented a director compensation policy, pursuant to which non-employee directors are granted fully-vested stock units on September 20 of each year, if on such date the non-employee director had served on our board of directors for at least 180 days. Non-employee directors also receive director fees and reimbursement of expenses incurred to attend meetings. Our compensation committee reviews this policy periodically and recommends changes as necessary. For further discussion, see “Information About Our Executive Officers—Compensation of Our Directors” later in this proxy statement.

Board of Directors’ Role in Risk Oversight

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. Our board of directors and its committees oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general:

•	Our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks;

•	Our audit committee oversees risk management activities related to financial controls;

•	Our compensation committee oversees risk management activities relating to our compensation policies, programs and practices; and

•	Our nominating and corporate governance committee oversees risk management activities relating to board of directors composition and management succession planning.

Each committee reports to our full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.

Compensation Policies and Practices Relating to Risk Management

Our compensation committee has discussed the concept of risk as it relates to our compensation policies and programs, and the committee does not believe that our compensation policies and programs encourage excessive or inappropriate risk-taking by our executive officers. Specifically, our compensation committee believes that our compensation plans and processes avoid:

•	A compensation mix overly weighted toward annual incentives;

•	An excessive focus on equity awards that would cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

•	Unreasonable financial goals or thresholds that would encourage efforts to generate short-term revenue with an adverse impact on long-term success.

Our compensation committee believes that the following factors mitigate the potential for excessive or inappropriate risk-taking:

•

We structure compensation to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives are not pressured to focus exclusively on stock price performance to the detriment of other important business objectives. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, cash bonuses have historically been based on achievement in any fiscal year of a pre-specified target for income from operations for that year. For long-term performance, our equity awards typically vest over time. For more information, see “Information About Our Executive Officers—Compensation Discussion and Analysis” later in this proxy statement.

•	We have adopted a “claw-back” policy that provides for the recoupment of cash and equity incentive compensation previously paid in the event of a material restatement of our financial results.

•

Variable portions of compensation are based on a review of a variety of indicators, including both financial performance and strategic achievements, reducing the potential to concentrate on one indicator as the basis of an annual incentive award.

•	Equity awards typically vest over four years. As a result of the longer time horizon to receive the value of an equity award, the prospect of short-term or risky behavior is mitigated.

In fiscal 2015, our compensation committee determined that it would not grant incentive awards under our executive incentive compensation plan for performance related to fiscal 2015 and instead decided to retain discretion to award cash bonuses for fiscal 2015 performance on the basis of considerations other than income from operations. Our compensation committee ultimately decided not to award any discretionary cash bonuses based on our fiscal 2015 performance. However, in fiscal 2015, our board of directors approved a retention bonus plan for a number of participants, including Ms. Murray. Ms. Murray’s retention award was $50,000 and was paid in three installments as follows: 20% of the bonus was paid on July 1, 2014, 40% of the bonus was paid on January 1, 2015 and 40% of the bonus was paid on July 1, 2015. In addition, Mr. Breitman received a signing bonus of $25,000 in connection with his appointment as our chief financial officer, chief accounting officer and managing director, and Mr. Neely received a retention bonus of $25,000 in connection with his appointment as our interim chief financial officer. All of these bonuses were made outside of the Company’s executive incentive compensation plan. See “Information About Our Executive Officers—Compensation Discussion and Analysis—Annual Incentive Awards Program” and “Information About Our Executive Officers —Compensation Discussion and Analysis—Benefits and Other Compensation; Air Travel Policy” for additional information.

Director Candidates

In identifying and evaluating director candidates, our nominating and corporate governance committee makes requests to our directors and others for recommendations, meets from time to time to evaluate biographical information and background material relating to potential candidates and interviews selected candidates. Our nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines, as discussed below. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence and ability to exercise sound judgments in matters that relate to our current and long-term objectives. With respect to the nomination of continuing directors for re-election, our nominating and corporate governance committee also considers the individual’s past contributions to our board of directors. Our nominating and corporate governance committee believes that nominees should be willing to contribute positively to our decision-making processes and typically should be able to serve for at least five years before reaching the age of 74. Our nominating and corporate governance committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

Our corporate governance guidelines state that the value of diversity should be considered by our nominating and corporate governance committee in the director identification and nomination process. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of business and professional experience, skills, knowledge, diversity of viewpoint and abilities that will allow our board of directors to fulfill its responsibilities. Under our corporate governance guidelines, we do not discriminate on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Our nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by security holders. Our board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders’ right under our by-laws to nominate director candidates directly, without any action or recommendation on the part of our nominating and corporate governance committee or our board of directors. Stockholders nominating director candidates must follow the procedures set forth under “Information About the Annual Meeting—How and when may you submit a proposal for our 2016 annual meeting?” earlier in this proxy statement. Assuming such procedures are followed correctly, our nominating and corporate governance committee will evaluate stockholder-recommended candidates by following the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communicating with the Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by our stockholders and other interested parties, and will respond if and as appropriate. Our lead director, with the assistance of our general counsel, is primarily responsible for monitoring communications from our stockholders and other interested parties and for providing copies or summaries to the other directors as she considers appropriate.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our lead director considers to be important for our directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which First Marblehead tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to: Lead Director, c/o General Counsel, The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	The principal responsibility of the directors is to oversee the management of the Company and, in doing so, serve the best interests of the Company and our stockholders;

•	A majority of the members of our board of directors will be independent directors, except as may otherwise be permitted by NYSE rules;

•	Non-management directors will meet regularly in executive session;

•

Directors have full and free access to our officers and employees and, as necessary and appropriate, the power to hire and consult with independent advisors without the advance approval of management; and

•	At least annually, our board of directors and its committees conduct a self-evaluation to determine whether they are functioning effectively.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that all directors are responsible for attending the annual meeting of stockholders. Four of our seven directors then serving attended our 2014 annual meeting of stockholders.

Securities Authorized for Issuance Under Equity Compensation Plans

We currently issue equity awards to our employees and non-employee directors under our 2011 plan.

In addition to grants under our 2011 plan, we have in the past issued equity awards under several other plans:

•

In August 2008, we granted Mr. Meyers stock options to purchase up to 600,000 shares of our common stock under our 2008 Meyers’ plan. We do not intend to grant stock options under our 2008 Meyers’ plan in the future. See “Information About Our Executive Officers—Executive Employment Agreements; Severance Agreements—Mr. Meyers” later in this proxy statement for a description of stock option grants under our 2008 Meyers’ plan.

•

We previously issued stock options to our non-employee directors under our 2002 plan, which is described in the section entitled “Information About Our Executive Officers—Compensation of Our Directors—2002 Director Stock Plan” later in this proxy statement. We do not intend to grant stock options under our 2002 plan in the future.

•

We previously granted stock units and restricted stock units, as applicable, to our directors, officers, employees and consultants under our 2003 plan. No further awards may be granted under our 2003 plan following the stockholder approval of our 2011 plan at our 2011 annual meeting of stockholders. There remain 15,698 shares reserved for issuance upon future vesting of restricted stock units previously granted under our 2003 plan.

•

Pursuant to our ESPP, we have in the past issued and sold shares to our participating employees. In April 2008, our board of directors suspended our ESPP indefinitely and terminated the six-month offering period that began on January 1, 2008.

In accordance with SEC rules, the following table provides information, as of June 30, 2015, about the securities authorized for issuance under our 2011 plan, 2003 plan, 2002 plan and ESPP, each of which was approved by our stockholders, and our 2008 Meyers’ plan, which was not approved by our stockholders.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	830,476	(1)	$190.40	(2)	249,963	(3)(4)
Equity compensation plans not approved by security holders	600,000		113.33		—

Total	1,430,476		$113.41		249,963

(1)

Consists of 814,178 shares to be issued upon future vesting of restricted stock units under our 2011 plan, 15,698 shares to be issued upon future vesting of restricted stock units under our 2003 plan and 600 shares to be issued upon exercise of vested options under our 2002 plan.

(2)	Amount is based on the per share exercise price of the 600 stock options outstanding on June 30, 2015. Restricted stock units, which have no exercise price, are excluded from this calculation.

(3)

Consists of 180,608 shares available for future issuance under our 2011 plan, 28,800 shares available for future issuance under our 2002 plan and 40,555 shares available for future issuance under our ESPP.

(4)

In addition to being available for future issuance upon exercise of stock options that may be granted after June 30, 2015, 180,608 shares under our 2011 plan may instead be issued in the form of restricted stock, restricted stock units, director stock units, other stock-based awards or performance awards.

As of June 30, 2015, there were 600,600 shares subject to issuance upon exercise of outstanding stock options under all of our equity compensation plans, at a weighted-average exercise price of $113.41 per share and a weighted-average remaining life of three years. As of June 30, 2015, a total of 829,876 shares were subject to outstanding restricted stock unit awards that were not yet vested.

Report of the Audit Committee of the Board of Directors

Management is responsible for the preparation of First Marblehead’s consolidated financial statements and for establishing and maintaining an adequate system of internal control over financial reporting for that purpose. KPMG LLP, as First Marblehead’s independent registered public accounting firm, is responsible for performing independent audits, in accordance with standards established by the Public Company Accounting Oversight Board, which we refer to as the PCAOB, of First Marblehead’s consolidated financial statements and the effectiveness of First Marblehead’s internal control over financial reporting, and issuing reports thereon. Our audit committee’s responsibility is to monitor and provide independent, objective oversight of those processes.

Our audit committee met and held discussions with management and the independent registered public accountants to review and discuss all financial statements for fiscal 2015 prior to their issuance and to discuss significant accounting issues. Our audit committee also received from, and discussed with, KPMG LLP various communications that KPMG LLP is required to provide to our audit committee, including the matters required to be discussed by the Auditing Standard No. 16, or AS 16, as adopted by the PCAOB. AS 16 requires KPMG LLP to discuss with our audit committee, among other things, the following:

•	The process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates;

•

Methods used to account for significant unusual transactions and the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	First Marblehead’s critical accounting policies and practices applied in its financial statements, and the assessment of KPMG LLP of management’s disclosures regarding such policies and practices;

•

Alternative treatments within generally accepted accounting principles for accounting policies and practices, and the judgments of KPMG LLP about the quality of First Marblehead’s accounting policies as applied in its financial reporting; and

•	Disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

KPMG LLP provided our audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with our audit committee concerning independence, which require auditors annually to:

•	Disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence;

•	Confirm their perceived independence; and

•	Engage in a discussion of independence.

Our audit committee discussed with KPMG LLP its independence with respect to First Marblehead, including a review of audit and non-audit fees and services, and concluded that KPMG LLP is independent.

Based on its review of the audited consolidated financial statements, discussions with management and KPMG LLP, and its review of the representations and information provided by management and KPMG LLP, our audit committee recommended to the board of directors that the audited consolidated financial statements be included in First Marblehead’s annual report on Form 10-K for fiscal 2015.

By the Audit Committee of the Board of Directors

Peter S. Drotch, Chair

Thomas P. Eddy

William D. Hansen

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This discussion and analysis focuses on the Company’s executive officers who are named in the tables under “—Compensation of Our Executive Officers” below, which executive officers we refer to in this proxy statement as our named executive officers or NEOs. This Compensation Discussion and Analysis summarizes our philosophy, our strategy and key considerations of our approach to compensating our NEOs.

Executive Summary

Company Performance

Since the beginning of fiscal 2009, the Company has implemented changes to its business in order to address dislocations in the capital markets and the education lending industry, including the redesign of its service offerings and significant reductions in its operating expenses.

Our compensation committee generally considered the following business developments in making its decisions regarding incentive compensation for fiscal 2015 and our executives’ annual base salaries for fiscal 2016:

•	Improvement in the Company’s business prospects, including results of the Company’s July through September peak origination seasons in each of the last four fiscal years;

•

The sale on March 28, 2014 by Union Federal to Citizens of a portfolio of private education loans with an aggregate outstanding principal balance of approximately $39.8 million. Union Federal received $43.1 million in sale proceeds and recognized a gain of approximately $1.4 million on the sale;

•

The sale on June 25, 2014 by Union Federal to Citizens of a portfolio of private education loans with an aggregate outstanding principal balance of approximately $19.2 million. Union Federal received $20.3 million in sale proceeds and recognized a gain of approximately $700 thousand on the sale;

•

The dismissal of the purported class action against First Marblehead, Mr. Meyers, and Kenneth Klipper, First Marblehead’s former chief financial officer and managing director, and the related derivative action against Messrs. Meyers and Klipper and current and former members of the First Marblehead board of directors Peter S. Drotch, George Daly, William D. Hansen, Thomas P. Eddy, Dort A. Cameron III, Nancy Y. Bekavac, Stephen Anbinder, Peter Tarr, William Berkley and Henry Cornell;

•

The successful resolution of the on-going audit by the Internal Revenue Service, or IRS, of the Company’s tax returns for fiscal 2007 through fiscal 2010, including the IRS’s decision to no longer challenge the federal tax refunds the Company previously received in the amounts of $176.6 million and $45.1 million and the Congressional Joint Committee on Taxation’s decision to take no exception to the conclusions reached by the IRS;

•	The dissolution of Union Federal and the termination of the Company’s status as a savings and loan holding company;

•	Continued execution on the Company’s cost reduction efforts; and

•	The Company’s fiscal 2015 performance, including a 4.6% increase in revenues from continuing operations to $46.2 million in fiscal 2015 as compared to fiscal 2014.

Executive Compensation

Our success is highly dependent on hiring, developing and retaining qualified personnel who are motivated to perform for the benefit of our stockholders and our clients. We believe that an effective executive compensation program must be designed to reward the achievement of annual, strategic and long-term goals. We also believe that the ultimate objective of the program should be enhancement of stockholder value over the long term. Accordingly, our executive compensation program consists of three main components: base salary, annual incentive award opportunity and equity grants in the form of restricted stock units.

Consistent with a “turn-around” situation, we have generally sought to reduce the aggregate level of cash compensation paid to our executives in order to preserve liquidity. At the same time, we have sought to invest in executives who we believe possess a combination of skills and experience that are critical to our long-term success and who would be capable of managing a larger, more complex organization.

Consistent with this framework, the compensation of our NEOs for fiscal 2015 included the following:

•

In February 2014, our board of directors approved a $50,000 retention bonus for Ms. Murray. The retention bonus was paid in three installments as follows: 20% of the bonus was paid on July 1, 2014, 40% of the bonus was paid on January 1, 2015 and 40% of the bonus was paid on July 1, 2015. This retention bonus was made outside of the Company’s executive incentive compensation plan.

•

In connection with Mr. Neely’s appointment as our interim chief financial officer, on May 28, 2014, the independent members of our board of directors approved a retention cash bonus in the amount of $25,000 to Mr. Neely. This retention bonus, which was paid on September 30, 2014, was made outside of the Company’s executive incentive compensation plan.

•

Effective as of July 1, 2014, upon the recommendation of Mr. Meyers, our compensation committee increased Ms. Murray’s base salary from $310,000 to $400,000. Other than Ms. Murray, no other named executive officer’s base salary was increased in fiscal 2015. Further, our compensation committee has not increased the base salaries for any of our named executive officers for fiscal 2016.

•	In connection with Mr. Breitman’s appointment as our chief financial officer, chief accounting officer and managing director effective as of August 4, 2014, our compensation committee approved:

•	An annual base salary for Mr. Breitman of $350,000.

•	A signing bonus in the amount of $25,000 to Mr. Breitman. This bonus, which was paid on August 15, 2014, was made outside of the Company’s executive incentive compensation plan.

•	Reimbursement of $12,410 in moving expenses actually and reasonably incurred by Mr. Breitman in connection with his relocation from the New York City area.

•

A grant on August 4, 2014 of 20,000 restricted stock units to Mr. Breitman. These restricted stock units, which had a grant date fair value of $100,200, will vest in four equal annual installments beginning on the first anniversary of the grant date and ending on August 4, 2018.

•

Our compensation committee and the independent members of our board of directors approved restricted stock unit grants on September 1, 2014 to Messrs. Meyers, Gelber and Heneghan and Ms. Murray. These grants were based, in part, on our fiscal 2014 performance, continued execution on the Company’s cost reduction efforts and the sales of two portfolios of private education loans by Union Federal to Citizens. In addition, our compensation committee believed that these grants would assist in the retention of the executives who we believe possess a combination of skills and experience that are critical to our long-term success and who would be capable of managing a larger, more complex organization. See “—Long-Term Incentive Program—Fiscal 2015 Restricted Stock Unit Grants—Mr. Meyers” and “—Long-Term Incentive Program—Fiscal 2015 Restricted Stock Unit Grants—NEOs other than Mr. Meyers” below for additional information.

Objectives of Our Executive Compensation Program

The primary objective of our executive compensation program is to support future growth and long-term value creation for our stockholders by:

•	Encouraging proactive contributions by individuals and accountability for the sustained financial success of the Company;

•	Rewarding executives for the achievement of business objectives without incentivizing excessive or inappropriate risk-taking;

•	Attracting and retaining high caliber, experienced talent;

•	Being viewed as fair by our stockholders based on the results delivered by our management team; and

•	Providing executives with an equity interest in First Marblehead so as to link a portion of our executives’ compensation with the performance of our common stock.

To achieve these objectives, our compensation committee annually reviews our executives’ compensation levels and the mix of the various components of compensation. Our compensation committee reviews the current total compensation as well as pay decisions it has made in the past. Future compensation actions are made within the context of this analysis.

Stockholder Alignment

We also seek to align executive compensation with stockholder interests:

•	Our peer group used for external compensation comparisons consists of 12 companies that are similar in size and industry as compared to us;

•	Relative to the market, our total direct compensation for named executive officers is below the median (on average);

•	Our programs include several design features that reduce the likelihood of excessive risk-taking, including:

•	A compensation structure that consists of both fixed and variable compensation;

•

Variable portions of compensation are based on a review of a variety of indicators, including both financial performance and strategic achievements, reducing the potential to concentrate on one indicator as the basis of an annual incentive award; and

•	Equity awards typically vest over four years;

•	We have double-trigger provisions in all of our executives’ change in control agreements;

•	We adopted a compensation recoupment, or “claw-back,” policy; and

•

In August 2013, our compensation committee charter was amended to clarify that before engaging a compensation consultant, counsel or adviser (other than in-house legal counsel), our compensation committee will consider all factors that could affect the independence of such consultant, counsel or adviser.

Compensation Process

The Role of Our Compensation Committee

Our compensation committee or our Section 162(m) subcommittee, as appropriate, oversees our executive compensation program. In this role, our compensation committee or our Section 162(m) subcommittee, as appropriate, reviews and approves the compensation of our executive officers, including our chief executive officer, our chief financial officer and our other named executive officers. In addition, our compensation committee or our Section 162(m) subcommittee, as appropriate, administers our 2011 plan, our 2003 plan, our 2008 Meyers’ plan and our executive incentive compensation plan, reviews business achievements relevant to compensation levels, makes recommendations to our board of directors with respect to compensation policies and practices and seeks to ensure that total compensation paid to our executive officers is fair and aligned with stockholder interests.

In determining compensation opportunities for our NEOs, our compensation committee considers competitive analyses, compensation survey data and the assessment of the executive’s performance by Mr. Meyers (or in the case of Mr. Meyers, an assessment by our compensation committee). In addition, our compensation committee considered the results of the advisory vote of our stockholders taken at our 2014 annual meeting of stockholders on our executive compensation program.

The specifics of the responsibilities of our compensation committee can be found in our compensation committee’s charter located in the “For Investors—Corporate Information—Governance Documents” section of our website, www.firstmarblehead.com.

In August 2013, our compensation committee charter was amended to clarify that before selecting, or receiving advice from, a compensation consultant, legal counsel or other adviser, our compensation committee will consider all factors relevant to that person’s independence from management, including the factors currently enumerated under the NYSE listing standards. In August 2015, our compensation committee considered and assessed all relevant factors, including but not limited to, those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, with respect to Pearl Meyer’s independence from management and concluded that no conflict of interest existed that would affect Pearl Meyer’s independence.

The Role of the Compensation Consultant

In July 2015, our compensation committee engaged Pearl Meyer, an experienced, independent compensation consulting firm, to assist it in a review of our executive compensation policies, programs, practices and objectives. Pearl Meyer was retained by our compensation committee for similar engagements in each of the five prior fiscal years.

In engaging Pearl Meyer, our compensation committee sought to ensure that our compensation policies and programs are generally consistent with those typically seen in the marketplace. Our compensation committee has sole discretion to engage or terminate Pearl Meyer or other advisers and to approve the fees and all other terms of the engagement with these advisers. Pearl Meyer provides no other services to First Marblehead and has no prior relationship with any of our executive officers.

Pearl Meyer reports directly to our compensation committee and carries out responsibilities as assigned by our compensation committee. Our compensation committee has direct access to Pearl Meyer throughout the year.

The Role of Management

While our compensation committee has sole responsibility for approving compensation targets and awards for our named executive officers, our compensation committee solicits input from our chief executive officer in setting the targets, evaluating the performance and recommending appropriate base salary and incentive awards of each named executive officer other than himself. Our chief executive officer participates in compensation committee meetings at the request of our compensation committee in order to provide background information and explanations supporting his recommendations. However, our chief executive officer does not have a vote in compensation committee matters. Furthermore, our compensation committee meets in executive session without our chief executive officer or other members of management present.

Competitive Benchmarking

In connection with Pearl Meyer’s review of our compensation program in fiscal 2015, Pearl Meyer analyzed our executives’ base salaries, short-term incentive compensation and long-term incentive compensation.

Pearl Meyer’s analyses included the following market reference points:

•	A public company peer group:

•

A peer group that consisted of 12 companies generally similar in size to the Company, including: Atlanticus Holdings Corporation, Cass Information Systems, Inc., Consumer Portfolio Services, Inc., Encore Capital Group, Inc., Enova International, Inc., Higher One Holdings, Inc., Imperial Holdings, Inc., JetPay Corporation, The J.G. Wentworth Company, Nelnet, Inc., Nicholas Financial, Inc. and Planet Payment, Inc.

•	The median market capitalization of these companies as of June 30, 2015 was $149 million.

•	Survey data:

•

Because a market reference analysis is limited to those positions for which compensation information is disclosed publicly, these studies typically include only the five most highly compensated officers at each company. Therefore, Pearl Meyer also relied on published executive compensation surveys to supplement information for these positions, as well as to provide the basis for analysis for other company executives.

•	Surveys used for the fiscal 2015 study included the 2014 Towers Watson Survey Report on Top Management Compensation as well as a proprietary survey.

For reference purposes only, Pearl Meyer also benchmarked executive compensation at Credit Acceptance Corporation, Navient Corporation, PRA Group, Inc. and SLM Corporation. However, since these companies are larger education loan finance and servicing organizations, they were not included in the peer statistics that our compensation committee reviewed regarding the competitiveness of executive compensation.

Say-on-Pay Feedback from Stockholders

In 2014, we submitted our executive compensation program to an advisory vote to you, our stockholders, and it received the support of the majority of the total votes cast on the proposal. At our 2011 annual meeting of stockholders, a majority of the total votes cast supported an annual vote on our executive compensation and, in response, our board of directors determined to hold an annual vote on the matter. Our compensation committee considers annually the results of the advisory vote as it undertakes its annual review of each pay element and total compensation packages for our NEOs with respect to the next fiscal year.

Components of Our Executive Compensation Program

The elements of our executive compensation program are:

•	Base salary;

•	Annual incentive award opportunity;

•	Long-term incentive grants;

•	Insurance, retirement and other employee benefits; and

•	Severance and change in control benefits.

Target Pay and Mix of Compensation

We do not have any specific policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation, nor do we have a policy targeting our executives’ total individual compensation or elements of total compensation, at a specific percentile of the market reference for each executive. Instead, our compensation committee retains flexibility to determine subjectively what it believes to be the appropriate level and mix of the various compensation components consistent with our business and liquidity needs, business progress and financial condition, the competitive landscape and a compensation philosophy to have a significant portion of our executive compensation be linked to the Company’s long-term success. The mix of compensation elements is intended to reward recent results and drive long-term corporate performance.

Base Salary

Each year, our compensation committee reviews and approves the base salary for each of our executive officers, including our NEOs. Base salaries are intended to provide a fixed amount of compensation for an executive’s regular work and are set at levels deemed appropriate by our compensation committee. Our base salary determinations principally reflect the skills, knowledge and responsibilities required of all our employees, including our executives, and our ability to replace these individuals. For fiscal 2015, our compensation committee also considered Pearl Meyer’s analyses and compensation survey data.

In setting base salaries for executives for fiscal 2015, our compensation committee’s determinations were subjective. Our compensation committee considered our financial and operating performance in fiscal 2014, the need to preserve capital resources, the business, financial and regulatory challenges facing First Marblehead in fiscal 2015, the nature and level of the individual’s responsibilities in addressing those challenges, historical salary levels of the individual, contractual terms, the comparative salaries of other executives of First Marblehead and our compensation committee’s understanding of the overall employment environment for financial services firms with which we compete for talent. For named executive officers reporting to Mr. Meyers, our compensation committee also considered recommendations made by Mr. Meyers.

In July 2014, upon the recommendation of Mr. Meyers, our compensation committee increased Ms. Murray’s base salary from $310,000 to $400,000, effective as of July 1, 2014. Our compensation committee did not increase base salaries of any of our other NEOs for fiscal 2015.

The following table presents the annual base salaries for fiscal 2015 for our NEOs, effective as of July 1, 2014:

Named Executive Officer	Salary for Fiscal 2015
Daniel Meyers	$1,000,000
Alan Breitman(1)	$350,000
Seth Gelber	$475,000
Barry Heneghan	$405,800
Suzanne Murray	$400,000
Richard Neely(2)	$205,250

(1)	Mr. Breitman joined the Company as chief financial officer, chief accounting officer and managing director on August 4, 2014.

(2)	Mr. Neely served as our interim chief financial officer from May 30, 2014 until August 4, 2014.

Our compensation committee has not increased the base salaries of any of our NEOs for fiscal 2016.

Annual Incentive Awards Program

We have an executive incentive compensation plan pursuant to which we have in the past granted annual incentive awards to our executives. The annual incentive pool under our executive incentive compensation plan is fixed at 5% of our income from operations for the applicable fiscal year, although no payouts under the plan are made unless the Company achieves a pre-specified performance threshold for the applicable fiscal year. In light of our financial results, no annual incentive awards were made under our executive incentive compensation plan for fiscal 2009 through fiscal 2015. Although our executive incentive compensation plan has been the principal incentive program for providing cash bonus opportunities to our executives, our compensation committee awarded a special bonus to Mr. Meyers in fiscal 2010 and cash bonuses to Messrs. Meyers, Gelber and Heneghan in fiscal 2014 outside of our executive incentive compensation plan.

In February 2014, our board of directors approved a $50,000 retention bonus award for Ms. Murray. The retention bonus was paid in three installments as follows: 20% of the bonus was paid on July 1, 2014, 40% of the bonus was paid on January 1, 2015 and 40% of the bonus was paid on July 1, 2015. If we terminated Ms. Murray without “cause” prior to one of the payment dates, she was still eligible for the next unpaid installment of the retention bonus; however if we terminated Ms. Murray for “cause” or Ms. Murray resigned prior to one of the payment dates, she forfeited any remaining retention bonus payments. The retention bonus plan provided that “cause” would be determined by the Company in its sole discretion. This retention bonus was made outside of the Company’s executive incentive compensation plan.

In connection with Mr. Neely’s appointment as our interim chief financial officer, on May 28, 2014, the independent members of our board of directors approved a retention cash bonus in the amount of $25,000 to Mr. Neely. This retention bonus, which was paid on September 30, 2014, was made outside of the Company’s executive incentive compensation plan.

As part of its annual review of our compensation program at the beginning of fiscal 2015, our compensation committee determined that it would not set incentive award opportunities under our executive incentive compensation plan for fiscal 2015. Instead, our compensation committee decided to retain discretion to award cash bonuses for fiscal 2015 performance on the basis of considerations other than income from operations. Our compensation committee believed that a sole focus on income from operations did not reflect the strategic and financial goals of the Company for fiscal 2015. In making this determination, our compensation committee decided that while achievement of a specified level of operating income is a significant component of our success, it would be important to look beyond this single financial indicator as we seek to continue to rebuild the Company following the economic conditions, regulatory challenges and capital market disruptions that have defined the last several years.

In considering whether to award cash bonuses for fiscal 2015, our compensation committee considered Pearl Meyer’s analyses as well as the Company’s performance, including its operating and financial results. Although our compensation committee believes that the Company continued to make progress during fiscal 2015, our compensation committee decided not to grant any cash bonus awards to any of our executives, including our NEOs, during fiscal 2015, except as discussed above, in light of the Company’s overall results and financial condition.

As part of its annual review of our compensation program at the beginning of fiscal 2016, our compensation committee again determined that it would not set incentive award opportunities under our executive incentive compensation plan for fiscal 2016. Instead, our compensation committee decided to retain discretion to award cash bonuses for fiscal 2016 performance on the basis of considerations other than income from operations. These considerations are expected to include key performance metrics for fiscal 2016, including but not limited to facilitated loan volume, credit characteristics, revenue growth and net operating cash usage.

Long-Term Incentive Program

Our equity award program is the primary vehicle for offering long-term incentive compensation to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, help to align the interests of our executives with those of our stockholders, and motivate our executives to improve the long-term stock market performance of our common stock. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period, as well as our goal of discouraging inappropriate short-term risk-taking because the awards pay out over a period of years.

All equity awards to our executives are approved by our compensation committee, our board of directors or our Section 162(m) subcommittee, as appropriate. In determining the timing and size of equity grants to our executives, we generally consider the following:

•	The Company’s performance;

•	The level of cash compensation paid to the executive;

•	The amount of equity previously awarded to the executive and the vesting of such awards; and

•	In the case of executive officers other than Mr. Meyers, the recommendations of Mr. Meyers.

Historically, we typically granted restricted stock units to executives rather than stock options. Each restricted stock unit represents the right to receive one share of our common stock upon vesting, and we generally grant restricted stock unit awards at no cost to the executive. Because the shares have a built-in value at the time the restricted stock unit grants are made, we generally grant significantly fewer shares of restricted stock units than the number of stock options we would grant for a similar purpose, thereby reducing potential dilution to our stockholders.

Terms of Restricted Stock Unit Grants.    The restricted stock units that we have granted to our executives generally vest in annual installments over four years. Typically, the vesting of some or all of the restricted stock units would accelerate in the following circumstances:

•	If the executive’s employment with us is terminated by reason of death or disability, the award would be fully vested;

•

If the executive’s employment with us is terminated by us for a reason other than cause, as defined in the restricted stock unit agreement, then the number of restricted stock units which would be vested will be determined as though the executive’s employment had terminated on the day that follows the anniversary of the grant date that next follows the date of actual termination; and

•

If on or prior to the second anniversary of the date of the consummation of a reorganization event, as defined in the restricted stock unit agreement, the executive’s employment with us or our successor is terminated by the executive for good reason, as defined in the restricted stock unit agreement, or is terminated by us or our successor without cause, as defined in the restricted stock unit agreement, the award would be fully vested.

In the event the executive engages in a competitive action, as defined in the restricted stock unit agreement, or, in the case of restricted stock units granted under our 2011 plan, engages in misconduct, as defined in the restricted stock unit agreement, all of the restricted stock units and all shares issuable upon vesting of all restricted stock units would be immediately forfeited. Prior to the vesting of a restricted stock unit, the holder has no rights as a stockholder with respect to the shares subject to such restricted stock unit, including voting rights and the right to receive dividends or dividend equivalents. In addition, effective July 1, 2010, all restricted stock unit grants to executive officers will be subject to our recoupment policy discussed below under “—Claw-Back Policy.”

Equity awards to our executives are considered and granted as determined by our compensation committee or our board of directors. As part of its annual review of our compensation programs at the beginning of each fiscal year, our compensation committee generally reviews all components of the executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall compensation philosophy and objectives.

Fiscal 2015 Restricted Stock Unit Grants—Mr. Meyers.    Our compensation committee approved a grant on September 1, 2014 under our 2011 plan of an aggregate of 220,000 restricted stock units to Mr. Meyers. In determining the number of restricted stock units to be granted, and in approving this restricted stock unit grant, our compensation committee and the independent members of our board of directors considered the following:

•

The key accomplishments of the Company during fiscal 2014, as discussed in the section entitled “Information About Our Executive Officers—Compensation Discussion and Analysis—Executive Summary—Company Performance” in the proxy statement for our 2014 annual meeting of stockholders, which we refer to as the 2014 proxy statement;

•	Mr. Meyers’ then-current equity award holdings; and

•

The fact that each of Mr. Meyers’ August 2008 stock options were (and remain) substantially out of the money, with exercise prices of $60.00, $120.00 and $160.00 per share. See “—Executive Employment Agreements; Severance Agreements—Mr. Meyers” later in this proxy statement for a description of stock option grants under our 2008 Meyers’ plan.

Our compensation committee also considered Pearl Meyer’s analyses and the results of the advisory vote of our stockholders taken at our 2013 annual meeting of stockholders.

Each restricted stock unit represents a contingent right to receive one share of our common stock upon vesting. Shares in respect of vested restricted stock units are issued as soon as practicable after each vesting date. Consistent with his grants on April 21, 2010 and August 16, 2013, the restricted stock units granted to Mr. Meyers vested immediately on September 1, 2014, the grant date.

Fiscal 2015 Restricted Stock Unit Grants—NEOs other than Mr. Meyers.    Our compensation committee approved grants on September 1, 2014 under our 2011 plan of an aggregate of 400,000 restricted stock units to certain employees of the Company, including Messrs. Gelber and Heneghan and Ms. Murray. In determining the number of restricted stock units to be granted, and in approving these restricted stock unit grants, our compensation committee and the independent members of our board of directors considered the following:

•

The key accomplishments of the Company during fiscal 2014, as discussed in the section entitled “Information About Our Executive Officers—Compensation Discussion and Analysis—Executive Summary—Company Performance” in the 2014 proxy statement;

•	Our goal of retaining employees and incentivizing continued progress through restricted stock unit grants, which enabled us to conserve our cash; and

•	The recommendations of Mr. Meyers.

Our compensation committee also considered Pearl Meyer’s analyses and the results of the advisory vote of our stockholders taken at our 2013 annual meeting of stockholders.

The total number of restricted stock units that were granted to each of our NEOs other than Mr. Meyers on September 1, 2014 is set forth below:

Named Executive Officer	Number of Restricted Stock Units
Alan Breitman	—
Seth Gelber	84,000
Barry Heneghan	60,000
Suzanne Murray	20,000
Richard Neely(1)	—

(1)	Mr. Neely served as our interim chief financial officer from May 30, 2014 until August 4, 2014.

In addition, in connection with Mr. Breitman’s appointment as our chief financial officer, chief accounting officer and managing director, our compensation committee approved a grant on August 4, 2014 of 20,000 restricted stock units to Mr. Breitman.

Each restricted stock unit represents a contingent right to receive one share of our common stock upon vesting. Shares in respect of vested restricted stock units are issued as soon as practicable after each vesting date. The restricted stock units granted to Messrs. Breitman, Gelber and Heneghan and Ms. Murray vest in four equal annual installments beginning on the first anniversary of the date of grant.

Management and our compensation committee believe that restricted stock unit grants have been and will continue to be critical to retaining and motivating key employees, particularly in light of our continuing need to limit salaries and bonuses, and the limited equity awards previously granted to many of our key employees. We believe that restricted stock unit grants rewarded progress made during fiscal 2015 and will incentivize continued progress, in a manner that is consistent with our overall compensation objectives and enable us to conserve our capital.

Benefits and Other Compensation; Air Travel Policy

Executives are eligible for the same broad-based benefits that are provided to all employees, including health and dental insurance, life and accidental death and dismemberment insurance, disability insurance, medical and dependent care flexible spending accounts, tuition reimbursement, 401(k) plan and an employee assistance plan. We match employee 401(k) contributions dollar for dollar up to 4% of the employee’s compensation and vesting is immediate. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

In limited circumstances, we have awarded cash signing bonuses or reimbursement of relocation expenses when executives first join us. Such cash signing bonuses or reimbursement of expenses typically must be repaid in full if the executive voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus or reimbursement of expenses is paid and the amount of the bonus or reimbursement of expenses is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment or to create additional incentive for an executive to join the Company in a position where there is high market demand. In connection with the appointment of Mr. Breitman as our chief financial officer, chief accounting officer and managing director, effective August 4, 2014, we provided Mr. Breitman with a signing bonus of $25,000 and with reimbursement of $12,410 in moving expenses actually and reasonably incurred by him in connection with his relocation from the New York City area.

Our board of directors has adopted an on-demand air transportation policy that enables certain senior executive officers to authorize charter air transportation when significant advantages or savings over commercial airline travel may be realized in terms of time, money, security or productivity. In addition, Sextant Holdings, LLC, of which Mr. Meyers is the sole member and the chairman and chief executive officer and Mr. Gelber is the president, leases an aircraft to the Company from time to time under a time sharing agreement. Subject to a pre-specified limit, we pay Sextant Holdings a fee, and applicable taxes, for each business-related flight conducted pursuant to the time sharing agreement. The limit for business-related travel conducted during fiscal 2015 was $1.26 million, and we paid Sextant Holdings a fee of approximately $1.23 million for business-related travel conducted during fiscal 2015. Under the time sharing agreement, such fee may not exceed amounts authorized to be charged by federal aviation regulations, which amounts are based on certain actual direct operating expenses of each specific flight. The fee we pay Sextant Holdings covers less than half of its actual expenses in operating the aircraft. In addition, beginning in fiscal 2012, Mr. Meyers is entitled to reimbursement for up to 75 hours of non-business use of the aircraft each fiscal year, to be paid for by First Marblehead under the time sharing agreement. We consider such non-business use of the aircraft to be a perquisite. In fiscal 2015, the aggregate incremental cost to the Company for the non-business use of the aircraft by Mr. Meyers was $487,675 for 74.9 hours of non-business use. In connection with this non-business use Mr. Meyers incurred $135,827 in imputed income for tax purposes. Mr. Meyers receives no tax gross-ups relating to the value of the non-business use of the aircraft that is imputed to him as compensation. In addition, each of Messrs. Gelber and Heneghan incurred $14,525 and $7,487, respectively, of imputed income for tax purposes in connection with their non-business use of the aircraft.

Mr. Meyers is the most frequently traveled officer of the Company and often travels on short notice, including to locations that may be infrequently serviced by commercial airlines. For reasons of personal safety, security and productivity, our board of directors requires Mr. Meyers to use non-commercial aircraft for all air travel. In addition, our board of directors has determined that private air travel by Mr. Meyers in connection with the business of the Company is integrally and directly related to his job performance as our chairman and chief executive officer. As a result, we do not consider amounts reimbursed to Sextant Holdings pursuant to the time sharing agreement for business-related travel to be compensation to Mr. Meyers or a perquisite. Our nominating and corporate governance committee approved the reimbursement policy, and the related time sharing agreement, pursuant to our related party transaction policy. See “—Certain Relationships and Related Transactions—Related Person Transactions” later in this proxy statement for additional details.

Employment Agreements and Severance/Change in Control Benefits

Pursuant to employment agreements and employment letters, as applicable, we have entered into with our executives, restricted stock unit agreements entered into with our executives pursuant to our 2003 plan and our 2011 plan and stock option agreements entered into with Mr. Meyers pursuant to our 2008 Meyers’ plan, certain of our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of the Company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, in the sections entitled “—Executive Employment Agreements; Severance Agreements” and “—Potential Payments Upon Termination or Change in Control” later in this proxy statement.

In addition, we have followed a practice of providing severance benefits to employees, including executive officers, terminated without cause. These benefits have generally been structured based on the employees’ job grade or classification and length of service. We believe providing these benefits helps us compete for executive talent and may help us retain current key employees. While we believe that the provisions of a severance package would not be a determinative factor in an executive’s decision to join or leave First Marblehead, we also believe that the absence of such package would present a competitive disadvantage in the market for talented executives.

Generally, our practice in the case of change in control benefits has been to structure these as “double trigger” benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change in control. Our restricted stock unit agreements under our 2003 plan and our 2011 plan generally provide that such award will become immediately vested in full if, on or prior to the second anniversary of the consummation of a reorganization event, as defined in our 2003 plan and our 2011 plan, as applicable, the executive’s employment is terminated for good reason by the executive or is terminated without cause by the Company or its successor. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

Claw-Back Policy

In fiscal 2011, our board of directors and our compensation committee adopted a compensation recoupment, or “claw-back,” policy. This policy provides that, in the event the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws, current and former executive officers are required to reimburse the Company the amount of incentive-based compensation received in the three-year period prior to the date of the restatement in excess of what would have been received by such executive officer under the accounting restatement. This policy applies to incentive-based compensation received from and after July 1, 2010, and salary and benefits are not subject to recoupment under this policy.

Stock Ownership Guidelines

We do not currently have any stock ownership guidelines for executive officers and directors, although our board of directors does review on an annual basis the equity holdings of our executive officers. Our goal is that each executive officer own a meaningful amount of stock in order to align the executive’s interest with those of the stockholders. If necessary, our board of directors may seek to implement stock ownership guidelines to effect this goal.

Tax and Accounting Considerations

The IRS, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our officers (other than our chief executive officer and chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) of the Code and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) of the Code so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

The compensation that we pay to our executives is expensed in our financial statements as required by GAAP. As one of many factors, our compensation committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation.

Compensation Committee Report

Our compensation committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, our compensation committee has recommended to our board of directors that such section be included in this proxy statement and incorporated by reference in First Marblehead’s annual report on Form 10-K for fiscal 2015.

By the Compensation Committee of the Board of Directors

Nancy Y. Bekavac, Chair

William D. Hansen

Compensation of Our Executive Officers

In accordance with SEC requirements, the following tables provide information regarding the compensation arrangements for:

•	The individual serving as our principal executive officer during fiscal 2015;

•	All individuals serving as our principal financial officer during fiscal 2015; and

•	Our three other most highly compensated executive officers serving as of June 30, 2015.

We refer to these six individuals collectively as our NEOs.

Summary Compensation Table

The following table sets forth information with respect to compensation paid to our NEOs during fiscal 2015, fiscal 2014 and fiscal 2013:

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	All Other Compensation		Total
Daniel Meyers(2)	2015	$1,000,000		$—		$1,031,800	$497,127	(3)	$2,528,927
Chief Executive Officer and Chairman of the Board of Directors	2014	1,000,000		50,000	(4)	1,100,000	539,729	(5)	2,689,729
	2013	2,728,000	(6)	—		—	411,841	(7)	3,139,841

Alan Breitman(8)	2015	319,507	(9)	25,000	(10)	100,200	21,169	(11)	465,876
Chief Financial Officer, Chief Accounting Officer and Managing Director

Seth Gelber(12)	2015	475,000		—		393,960	25,267	(13)	894,227
President, Chief Operating Officer and Managing Director	2014	470,457	(14)	50,000	(4)	507,500	32,438	(15)	1,060,395
	2013	445,076	(16)	—		314,666	50,537	(17)	810,279

Barry Heneghan	2015	405,800		—		281,400	18,179	(18)	705,379
Managing Director, Business	2014	399,967	(19)	50,000	(4)	350,000	16,436	(20)	816,403
Development and Product Strategy	2013	370,800		—		314,666	15,139	(21)	700,605

Suzanne Murray(22)	2015	400,000		30,000	(23)	93,800	12,938	(24)	536,738
General Counsel, Secretary and Managing Director

Richard Neely(25)	2015	205,250		25,000	(26)	—	12,082	(27)	242,332
Managing Director, Former	2014	182,333	(28)	—		24,219	13,722	(29)	220,274
Interim Chief Financial Officer

(1)

Amounts listed reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation, which we refer to as ASC 718, for restricted stock unit awards in the year indicated. In accordance with the terms of our 2011 plan, the grant date fair value of the stock awards granted under our 2011 plan was calculated based on the closing price per share of our common stock on the NYSE on the applicable grant date or, if the applicable grant date was not a business day, the trading day immediately prior to the applicable grant date.

(2)

Mr. Meyers joined the Company as chief executive officer, president and director in September 2008. Mr. Meyers served as president from September 2008 to August 2013. Mr. Meyers became chairman of our board of directors in May 2010. Mr. Meyers did not receive any additional compensation in his capacity as a director or chairman.

(3)

Represents payments by us of $487,675 for the benefit of Mr. Meyers in connection with his non-business use of the Sextant Holdings aircraft, reimbursement of parking expenses of $5,404, which includes a tax gross-up of $1,924, life insurance premiums paid by us for the benefit of Mr. Meyers of $3,688, which includes a tax gross-up of $1,199, and group term life insurance premiums of $360 paid by us for the benefit of Mr. Meyers. In connection with his non-business use of the Sextant Holdings aircraft, Mr. Meyers incurred $135,827 in imputed income for tax purposes, which amount is not included in the Summary Compensation Table. Mr. Meyers received no tax gross-ups relating to the value of the non-business use of the Sextant Holdings aircraft that is imputed to him as compensation. See also “—Compensation Discussion and Analysis—Benefits and Other Compensation; Air Travel Policy.”

(4)

In August 2013, our compensation committee exercised its discretionary authority to award cash bonuses outside of our executive incentive compensation plan to Messrs. Meyers, Gelber and Heneghan based on the performance and contribution by each individual during fiscal 2013 as well as our fiscal 2013 performance. See also “Information About Our Executive Officers—Compensation Discussion and Analysis—Annual Incentive Awards Program” in the 2014 proxy statement.

(5)

Represents payments by us of $522,108 for the benefit of Mr. Meyers in connection with his non-business use of the Sextant Holdings aircraft, which includes a payment of approximately $47 thousand to a non-affiliated private jet charter services company while the Sextant Holdings’ aircraft was unavailable due to maintenance, reimbursement of parking expenses of $8,932, which includes a tax gross-up of $3,187, life insurance premiums paid by us for the benefit of Mr. Meyers of $8,329, which includes a tax gross-up of $3,931, and group term life insurance premiums of $360 paid by us for the benefit of Mr. Meyers. In connection with his non-business use of the Sextant Holdings aircraft, Mr. Meyers incurred $180,438 in imputed income for tax purposes, which amount is not included in the Summary Compensation Table. Mr. Meyers received no tax gross-ups relating to the value of the non-business use of the Sextant Holdings aircraft that is imputed to him as compensation. See also “Information About Our Executive Officers—Compensation Discussion and Analysis—Benefits and Other Compensation; Air Travel Policy” in the 2014 proxy statement.

(6)

Following the end of fiscal 2012, our compensation committee approved the payment of $1.75 million of accrued compensation to Mr. Meyers under his employment agreement. In determining to pay Mr. Meyers the accrued compensation, our compensation committee generally considered the Company’s achievements over the last several years and Mr. Meyers’ role in such achievements. Pursuant to Mr. Meyers’ employment agreement, upon the payment of the accrued compensation, Mr. Meyers’ base salary increased to $1.0 million, effective August 16, 2012. See “Information About Our Executive Officers—Compensation Discussion and Analysis—Base Salary—Payment of Accrued Compensation to Mr. Meyers” in the proxy statement for our 2013 annual meeting of stockholders, which we refer to as the 2013 proxy statement. For fiscal 2013, Mr. Meyers’ total salary includes the $1.75 million of accrued compensation paid to him on August 15, 2012.

(7)

Represents payments by us of $399,697 for the benefit of Mr. Meyers in connection with his non-business use of the Sextant Holdings aircraft, reimbursement of parking expenses of $5,886, which includes a tax gross-up of $1,866, life insurance premiums paid by us for the benefit of Mr. Meyers of $5,829, which includes a tax gross-up of $1,848, and group term life insurance premiums of $429 paid by us for the benefit of Mr. Meyers. In connection with his non-business use of the Sextant Holdings aircraft, Mr. Meyers incurred $43,093 in imputed income for tax purposes, which amount is not included in the Summary Compensation Table. Mr. Meyers received no tax gross-ups relating to the value of the non-business use of the Sextant Holdings aircraft that is imputed to him as compensation. See also “Information About Our Executive Officers—Compensation Discussion and Analysis—Benefits and Other Compensation; Air Travel Policy” in the 2013 proxy statement.

(8)	Mr. Breitman joined the Company as chief financial officer, chief accounting officer and managing director on August 4, 2014.

(9)	Mr. Breitman’s base salary is $350,000. Mr. Breitman was paid his pro rata share of his base salary from August 4, 2014 through the end of fiscal 2015.

(10)

In connection with Mr. Breitman’s appointment as our chief financial officer, chief accounting officer and managing director, on July 2, 2014, our compensation committee approved a signing cash bonus in the amount of $25,000 to Mr. Breitman. This signing bonus, which was paid on August 15, 2014, was made outside of the Company’s executive incentive compensation plan.

(11)	Represents reimbursement of $12,410 in moving expenses actually and reasonably incurred by Mr. Breitman in connection with his relocation from the New York City area, our contribution on behalf of

Mr. Breitman to our 401(k) savings plan in the amount of $7,000, reimbursement of parking expenses of $1,529, which includes a tax gross-up of $524, and group term life insurance premiums of $230 paid by us for the benefit of Mr. Breitman.

(12)

Mr. Gelber was elected as a director in November 2013, became our president in August 2013, our chief operating officer in August 2012 and a managing director in September 2008. Prior to that, Mr. Gelber served as our chief administrative officer from March 2010 to August 2012. Mr. Gelber did not receive any additional compensation in his capacity as a director.

(13)

Represents compensation imputed to Mr. Gelber for tax purposes in connection with his non-business use of the Sextant Holdings aircraft of $14,525, our contribution on behalf of Mr. Gelber to our 401(k) savings plan in the amount of $10,400 and group term life insurance premiums of $342 paid by us for the benefit of Mr. Gelber. In connection with Mr. Gelber’s non-business use of the Sextant Holdings aircraft, we have reported the compensation imputed to him for tax purposes rather than the aggregate incremental cost because we have determined that there was no aggregate incremental cost related to such usage. Mr. Gelber received no tax gross-ups relating to the value of the non-business use of the Sextant Holdings aircraft that is imputed to him as compensation.

(14)	Effective as of September 1, 2013, Mr. Gelber’s base salary increased from $447,741 to $475,000.

(15)

Represents compensation imputed to Mr. Gelber for tax purposes in connection with his non-business use of the Sextant Holdings aircraft of $21,354, our contribution on behalf of Mr. Gelber to our 401(k) savings plan in the amount of $10,745 and group term life insurance premiums of $339 paid by us for the benefit of Mr. Gelber. In connection with Mr. Gelber’s non-business use of the Sextant Holdings aircraft, we have reported the compensation imputed to him for tax purposes rather than the aggregate incremental cost because we have determined that there was no aggregate incremental cost related to such usage. Mr. Gelber received no tax gross-ups relating to the value of the non-business use of the Sextant Holdings aircraft that is imputed to him as compensation.

(16)	Effective as of August 16, 2012, Mr. Gelber’s base salary increased from $426,420 to $447,741.

(17)

Represents compensation imputed to Mr. Gelber for tax purposes in connection with his non-business use of the Sextant Holdings aircraft of $39,777, our contribution on behalf of Mr. Gelber to our 401(k) savings plan in the amount of $10,426 and group term life insurance premiums of $334 paid by us for the benefit of Mr. Gelber. In connection with Mr. Gelber’s non-business use of the Sextant Holdings aircraft, we have reported the compensation imputed to him for tax purposes rather than the aggregate incremental cost because we have determined that there was no aggregate incremental cost related to such usage. Mr. Gelber received no tax gross-ups relating to the value of the non-business use of the Sextant Holdings aircraft that is imputed to him as compensation.

(18)

Represents our contribution on behalf of Mr. Heneghan to our 401(k) savings plan in the amount of $10,400, compensation imputed to Mr. Heneghan for tax purposes in connection with his non-business use of the Sextant Holdings aircraft of $7,487 and group term life insurance premiums of $292 paid by us for the benefit of Mr. Heneghan. In connection with Mr. Heneghan’s non-business use of the Sextant Holdings aircraft, we have reported the compensation imputed to him for tax purposes rather than the aggregate incremental cost because we have determined that there was no aggregate incremental cost related to such usage. Mr. Heneghan received no tax gross-ups relating to the value of the non-business use of the Sextant Holdings aircraft that is imputed to him as compensation.

(19)	Effective as of September 1, 2013, Mr. Heneghan’s base salary increased from $370,800 to $405,800.

(20)

Represents our contribution on behalf of Mr. Heneghan to our 401(k) savings plan in the amount of $10,900, compensation imputed to Mr. Heneghan for tax purposes in connection with his non-business use of the Sextant Holdings aircraft of $5,248 and group term life insurance premiums of $288 paid by us for the benefit of Mr. Heneghan. In connection with Mr. Heneghan’s non-business use of the Sextant Holdings aircraft, we have reported the compensation imputed to him for tax purposes rather than the aggregate incremental cost because we have determined that there was no aggregate incremental cost related to such usage. Mr. Heneghan received no tax gross-ups relating to the value of the non-business use of the Sextant Holdings aircraft that is imputed to him as compensation.

(21)

Represents our contribution on behalf of Mr. Heneghan to our 401(k) savings plan in the amount of $10,000, compensation imputed to Mr. Heneghan for tax purposes in connection with his non-business use of the Sextant Holdings aircraft of $4,861 and group term life insurance premiums of $278 paid by us for the benefit of Mr. Heneghan. In connection with Mr. Heneghan’s non-business use of the Sextant Holdings aircraft, we have reported the compensation imputed to him for tax purposes rather than the aggregate incremental cost because we have determined that there was no aggregate incremental cost related to such usage. Mr. Heneghan received no tax gross-ups relating to the value of the non-business use of the Sextant Holdings aircraft that is imputed to him as compensation.

(22)

Ms. Murray was determined to be a NEO for purposes of this proxy statement based on her fiscal 2015 compensation, and had not been determined to be a NEO in fiscal 2014 or fiscal 2013. Therefore, the Summary Compensation Table only includes compensation information for Ms. Murray for fiscal 2015.

(23)

In February 2014, our board of directors approved a retention bonus plan for a number of participants, including Ms. Murray. Ms. Murray’s retention award was $50,000 and was paid in three installments as follows: $10,000 was paid on July 1, 2014, $20,000 was paid on January 1, 2015 and $20,000 was paid on July 1, 2015. This retention bonus plan was made outside of the Company’s executive incentive compensation plan. See “—Compensation Discussion and Analysis—Annual Incentive Awards Program” above for additional information.

(24)	Represents our contribution on behalf of Ms. Murray to our 401(k) savings plan in the amount of $12,650 and group term life insurance premiums of $288 paid by us for the benefit of Ms. Murray.

(25)

Mr. Neely served as our interim chief financial officer from May 30, 2014, at which point he was determined to be an executive officer, until August 4, 2014, at which point he was determined to no longer be an executive officer. Therefore, the Summary Compensation Table only includes compensation information for Mr. Neely for fiscal 2015 and fiscal 2014.

(26)

In connection with Mr. Neely’s appointment as our interim chief financial officer, on May 28, 2014, the independent members of our board of directors approved a retention cash bonus in the amount of $25,000 to Mr. Neely. This retention bonus, which was paid on September 30, 2014, was made outside of the Company’s executive incentive compensation plan.

(27)

Represents our contribution on behalf of Mr. Neely to our 401(k) savings plan in the amount of $9,210, reimbursement of parking expenses of $2,724, which includes a tax gross-up of $924, and group term life insurance premiums of $148 paid by us for the benefit of Mr. Neely.

(28)	Prior to June 1, 2014, Mr. Neely’s base salary was $180,250. Effective June 1, 2014, Mr. Neely’s base salary increased to $205,250.

(29)

Represents our contribution on behalf of Mr. Neely to our 401(k) savings plan in the amount of $7,293, reimbursement of parking expenses of $6,298, which includes a tax gross-up of $2,533, and group term life insurance premiums of $131 paid by us for the benefit of Mr. Neely.

See “—Executive Employment Agreements; Severance Agreements” below for a discussion of executive employment agreements, which set forth minimum base salaries and target bonuses and other terms of employment.

As reflected in the table above, in fiscal 2015, our board of directors approved a retention bonus plan for a number of participants, including Ms. Murray. In addition, Mr. Breitman received a signing bonus in connection with his appointment as our chief financial officer, chief accounting officer and managing director, and Mr. Neely received a retention bonus in connection with his appointment as our interim chief financial officer. See “—Compensation Discussion and Analysis—Annual Incentive Awards Program” and “—Compensation Discussion and Analysis—Benefits and Other Compensation; Air Travel Policy” above for additional information.

We do not have a specific policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. See “—Compensation Discussion and Analysis” above for additional discussion of our compensation philosophy, as well as the objectives and components of our compensation policies and programs.

The table above does not include perquisites and other personal benefits, or property received by each of the NEOs that are, in the aggregate, less than $10,000 or are generally made available on a non-discriminatory basis to all of our employees. These benefits include, but are not limited to, health and dental insurance, life and accidental death and dismemberment insurance, disability insurance, medical and dependent care flexible spending accounts, tuition reimbursement and an employee assistance plan.

Fiscal 2015 Grants of Plan-Based Awards

We did not have an annual incentive awards program for fiscal 2015. We made the following equity award grants under our 2011 plan in fiscal 2015 to the NEOs:

Name	Grant Date	Grant Approval Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Shares of Stock or Units	Exercise Price of Option Awards	Closing Market Price on Grant Date(2)	Grant Date Fair Value of Stock and Option Awards(2)(3)
Daniel Meyers	9/1/2014	8/7/2014	220,000	—	$—	$4.69	$1,031,800
Alan Breitman	8/4/2014	7/2/2014	20,000	—	—	5.01	100,200
Seth Gelber	9/1/2014	8/7/2014	84,000	—	—	4.69	393,960
Barry Heneghan	9/1/2014	8/7/2014	60,000	—	—	4.69	281,400
Suzanne Murray	9/1/2014	8/7/2014	20,000	—	—	4.69	93,800
Richard Neely	—	—	—	—	—	—	—

(1)

Amounts shown reflect the number of restricted stock units granted under our 2011 plan to each of Messrs. Meyers, Gelber and Heneghan and Ms. Murray on September 1, 2014 and to Mr. Breitman on August 4, 2014. The restricted stock units granted on September 1, 2014 to Mr. Meyers vested immediately on September 1, 2014, the date of grant. The restricted stock units granted on September 1, 2014 to each of Messrs. Gelber and Heneghan and Ms. Murray vest in four equal annual installments beginning on September 1, 2015, the first anniversary of the date of grant. The restricted stock units granted on August 4, 2014 to Mr. Breitman vest in four equal annual installments beginning on August 4, 2015, the first anniversary of the date of grant.

(2)

In accordance with the terms of our 2011 plan, the grant date fair value of a stock award was calculated by multiplying the closing price per share of our common stock on the NYSE on the applicable grant date, or if the applicable grant date was not a business day, the trading day immediately prior to the applicable grant date, by the number of shares of our common stock underlying the restricted stock units granted.

(3)	Amounts shown reflect the grant date fair value of each restricted stock unit grant, computed in accordance with ASC 718.

See “—Compensation Discussion and Analysis—Annual Incentive Awards Program” and “—Compensation Discussion and Analysis—Long-Term Incentive Program” above for additional information, including a discussion of the terms of the equity awards granted to our NEOs.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth information with respect to the NEOs concerning unexercised stock option awards and unvested stock awards as of June 30, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)		Market Value of Shares or Units of Stock That Have Not Vested(3)
Daniel Meyers	200,000	—	$60.00	8/17/2018	—		$—
	200,000	—	120.00	8/17/2018	—		—
	200,000	—	160.00	8/17/2018	—		—
Alan Breitman	—	—	—	—	20,000	(4)	115,200
Seth Gelber	—	—	—	—	140,053	(5)(6)(7)(8)	806,705
Barry Heneghan	—	—	—	—	104,241	(5)(6)(9)(10)	600,428
Suzanne Murray	—	—	—	—	28,520	(11)(12)(13)(14)	164,275
Richard Neely	—	—	—	—	4,251	(15)(16)	24,486

(1)

The information in this table is presented as of June 30, 2015. Amounts reflect the number of shares of common stock underlying stock options to the extent not exercised on or prior to June 30, 2015. We do not pay dividends in respect of vested stock options.

(2)

The information in this table is presented as of June 30, 2015. Amounts reflect the number of shares of common stock underlying restricted stock units that had not vested on or prior to June 30, 2015. Each restricted stock unit represents the right to receive one share of our common stock on the applicable vesting date. We do not pay dividends in respect of unvested restricted stock units.

(3)

The reported market value was calculated by multiplying $5.76, the closing price per share of our common stock on the NYSE on June 30, 2015, by the number of shares of our common stock underlying the restricted stock units.

(4)

In August 2014, Mr. Breitman was awarded, at no cost, 20,000 restricted stock units. As of June 30, 2015, the original number of restricted stock units was scheduled to vest in four equal installments beginning on August 4, 2015 and ending on August 4, 2018.

(5)

In September 2011, Messrs. Gelber and Heneghan were each awarded, at no cost, 18,638 restricted stock units. One-fourth of the original number of restricted stock units vested on each of September 1, 2012, September 1, 2013 and September 1, 2014, and, as of June 30, 2015, the remaining 4,659 restricted stock units were scheduled to vest on September 1, 2015.

(6)

In August 2012, Messrs. Gelber and Heneghan were each awarded, at no cost, 26,666 restricted stock units. One-fourth of the original number of restricted stock units vested on August 15, 2013 and August 15, 2014, and, as of June 30, 2015, the remaining 13,332 restricted stock units were scheduled to vest in two equal installments ending on August 15, 2016.

(7)

In August 2013, Mr. Gelber was awarded, at no cost, 50,750 restricted stock units. One-fourth of the original number of restricted stock units vested on August 16, 2014, and, as of June 30, 2015, the remaining 38,062 restricted stock units were scheduled to vest in three equal installments ending on August 15, 2017.

(8)

In September 2014, Mr. Gelber was awarded, at no cost, 84,000 restricted stock units. As of June 30, 2015, the original number of restricted stock units was scheduled to vest in four equal installments beginning on September 1, 2015 and ending on September 1, 2018.

(9)

In August 2013, Mr. Heneghan was awarded, at no cost, 35,000 restricted stock units. One-fourth of the original number of restricted stock units vested on August 16, 2014, and, as of June 30, 2015, the remaining 26,250 restricted stock units were scheduled to vest in three equal installments ending on ending on August 16, 2017.

(10)

In September 2014, Mr. Heneghan was awarded, at no cost, 60,000 restricted stock units. As of June 30, 2015, the original number of restricted stock units was scheduled to vest in four equal installments beginning on September 1, 2015 and ending on September 1, 2018.

(11)

In September 2011, Ms. Murray was awarded, at no cost, 2,583 restricted stock units. One-fourth of the original number of restricted stock units vested on each of September 1, 2012, September 1, 2013 and September 1, 2014, and, as of June 30, 2015, the remaining 645 restricted stock units were scheduled to on September 1, 2015.

(12)

In August 2012, Ms. Murray was awarded, at no cost, 6,000 restricted stock units. One-fourth of the original number of restricted stock units vested on August 15, 2013 and August 15, 2014, and, as of June 30, 2015, the remaining 3,000 restricted stock units were scheduled to vest in two equal installments ending on August 15, 2016.

(13)

In August 2013, Ms. Murray was awarded, at no cost, 6,500 restricted stock units. One-fourth of the original number of restricted stock units vested on August 16, 2014, and, as of June 30, 2015, the remaining 4,875 restricted stock units were scheduled to vest in three equal installments ending on ending on August 16, 2017.

(14)

In September 2014, Ms. Murray was awarded, at no cost, 20,000 restricted stock units. As of June 30, 2015, the original number of restricted stock units was scheduled to vest in four equal installments beginning on September 1, 2015 and ending on September 1, 2018.

(15)

In August 2013, Mr. Neely was awarded, at no cost, 100 restricted stock units. One-fourth of the original number of restricted stock units vested on August 16, 2014, and, as of June 30, 2015, the remaining 75 restricted stock units were scheduled to vest in three equal installments ending on ending on August 16, 2017.

(16)

In June 2014, Mr. Neely was awarded, at no cost, 5,568 restricted stock units. One-fourth of the original number of restricted stock units vested on June 2, 2015, and, as of June 30, 2015, the remaining 4,176 restricted stock units were scheduled to vest in three equal installments ending on June 2, 2018.

Fiscal 2015 Option Exercises and Stock Vested

The following table sets forth information with respect to the NEOs concerning the number of shares acquired upon the vesting of restricted stock units and the value realized. None of the NEOs exercised stock options during fiscal 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting(1)
Daniel Meyers	220,000	(2)	$1,031,800
Alan Breitman	—		—
Seth Gelber	6,667	(3)	32,468
	12,688	(4)	61,791
	4,660	(5)	21,855
Barry Heneghan	6,667	(6)	32,468
	8,750	(7)	42,613
	4,660	(8)	21,855
Suzanne Murray	1,500	(9)	7,305
	1,625	(10)	7,914
	646	(11)	3,030
Richard Neely	25	(12)	122
	1,392	(13)	8,784

(1)

The reported value realized on vesting was calculated by multiplying the closing price per share of our common stock on the NYSE on the applicable vesting date, or if the applicable vesting date was not a business day, the trading day immediately prior to the applicable vesting date, by the number of shares of our common stock underlying the restricted stock units vesting on that date.

(2)

Amount shown represents the number of restricted stock units that vested on September 1, 2014. Mr. Meyers elected to satisfy income tax obligations with respect to the grant by having the Company retain 72,600 shares.

(3)

Amount shown represents the number of restricted stock units that vested on August 15, 2014. Mr. Gelber elected to satisfy income tax obligations with respect to the grant by having the Company retain 2,171 shares.

(4)

Amount shown represents the number of restricted stock units that vested on August 16, 2014. Mr. Gelber elected to satisfy income tax obligations with respect to the grant by having the Company retain 4,130 shares.

(5)

Amount shown represents the number of restricted stock units that vested on September 1, 2014. Mr. Gelber elected to satisfy income tax obligations with respect to the grant by having the Company retain 1,517 shares.

(6)

Amount shown represents the number of restricted stock units that vested on August 15, 2014. Mr. Heneghan elected to satisfy income tax obligations with respect to the grant by having the Company retain 2,465 shares.

(7)

Amount shown represents the number of restricted stock units that vested on August 16, 2014. Mr. Heneghan elected to satisfy income tax obligations with respect to the grant by having the Company retain 3,235 shares.

(8)

Amount shown represents the number of restricted stock units that vested on September 1, 2014. Mr. Heneghan elected to satisfy income tax obligations with respect to the grant by having the Company retain 1,723 shares.

(9)

Amount shown represents the number of restricted stock units that vested on August 15, 2014. Ms. Murray elected to satisfy income tax obligations with respect to the grant by having the Company retain 489 shares.

(10)

Amount shown represents the number of restricted stock units that vested on August 16, 2014. Ms. Murray elected to satisfy income tax obligations with respect to the grant by having the Company retain 529 shares.

(11)

Amount shown represents the number of restricted stock units that vested on September 1, 2014. Ms. Murray elected to satisfy income tax obligations with respect to the grant by having the Company retain 211 shares.

(12)

Amount shown represents the number of restricted stock units that vested on August 16, 2014. Mr. Neely elected to satisfy income tax obligations with respect to the grant by having the Company retain 8 shares.

(13)

Amount shown represents the number of restricted stock units that vested on June 2, 2015. Mr. Neely elected to satisfy income tax obligations with respect to the grant by having the Company retain 527 shares.

Executive Employment Agreements; Severance Agreements

Mr. Meyers

On August 18, 2008, we entered into an employment agreement with Mr. Meyers pursuant to which Mr. Meyers began serving on September 1, 2008, subject to subsequent regulatory approvals, as our president and chief executive officer and as a director. On May 17, 2010, Mr. Meyers became our chairman. Mr. Meyers ceased serving as our president following the appointment by our board of directors of Mr. Gelber as our president effective August 8, 2013.

Salary.    Pursuant to Mr. Meyers’ employment agreement, from August 2008 to May 2010, Mr. Meyers earned an annual base salary of $1.00 per year in cash compensation (while we accrued additional salary at the rate of $1.0 million per fiscal year to be paid, without interest, at the discretion of our compensation committee or at such time that we first generated for a fiscal year, after taking into account the accrual and payment of the accrued compensation: (1) positive cash flow from operations and (2) profit from operations). In May 2010, the independent members of our board of directors and our compensation committee approved an annual base salary for Mr. Meyers in the amount of $800,000. In light of the increase in base salary, we ceased accruing compensation pursuant to Mr. Meyers’ employment agreement, although Mr. Meyers remained entitled to amounts previously accrued. We amended Mr. Meyers’ employment agreement, effective as of May 17, 2010, to reflect this change. For additional information, see “Information About Our Executive Officers—Compensation Discussion and Analysis—Base Salary—Chief Executive Officer Salary,” in the proxy statement for our 2010 annual meeting of stockholders. Effective as of September 1, 2011, in connection with a Company-wide 3% cost of living adjustment for all employees, including our NEOs, Mr. Meyers’ annual base salary increased to $824,000. Effective as of August 15, 2012, our compensation committee exercised its discretion and paid Mr. Meyers his accrued compensation under his employment agreement in the amount of $1.75 million. In determining to pay Mr. Meyers the accrued compensation, our compensation committee generally considered the Company’s achievements over the last several years and Mr. Meyers’ role in such achievements. Pursuant to Mr. Meyers’ employment agreement, upon the payment of the accrued compensation, Mr. Meyers’ base salary increased to $1.0 million, effective as of August 16, 2012. For additional information, see “Information About Our Executive Officers—Compensation Discussion and Analysis—Base Salary—Payment of Accrued Compensation to Mr. Meyers,” in the 2012 proxy statement. We reimburse Mr. Meyers for all reasonable travel, entertainment and other expenses incurred or paid by Mr. Meyers in connection with the performance of his duties, responsibilities and services for us. Mr. Meyers also has the opportunity to participate in our customary employee benefit plans, to the extent eligible.

Severance Benefits.    Mr. Meyers’s employment is terminable by either us or Mr. Meyers. If Mr. Meyers’ employment is terminated by us without cause or if Mr. Meyers terminates his employment for good reason, subject to signing a general release of claims, (1) he will receive $1.0 million if we have achieved positive cash flow from operations and profit from operations during the fiscal quarter in which termination occurs or cumulatively for such fiscal quarter and any prior fiscal quarters in such year, (2) he will be eligible to continue to participate in our group health, dental and vision program for 18 months, which shall reduce and count against Mr. Meyers’ rights under the Consolidated Omnibus Budget Reconciliation Act, (3) he will be entitled to receive a $1.0 million lump sum payment and (4) his stock options shall be exercisable until August 17, 2018. “Cause” is defined in the employment agreement as:

•

The willful failure by Mr. Meyers to perform his duties which has continued for more than 30 days following written notice of such non-performance from our board of directors and which failure to perform has had a materially adverse effect on the financial condition of the Company;

•	Any act of dishonesty, intentional fraud or willful misconduct on the part of Mr. Meyers in the performance of his duties; or

•	Mr. Meyers’ conviction of a felony involving moral turpitude.

“Good reason” is defined in the employment agreement as the persistence of any of the following conditions after a notice and cure process specified in the employment agreement:

•	A material diminution in Mr. Meyers’ responsibilities, authorities or duties;

•	A material diminution in Mr. Meyers’ base salary without his prior written consent;

•	A material change in the geographic location at which Mr. Meyers provides services to the Company without his prior written consent; or

•	The material breach of the employment agreement by the Company.

Stock Option Grants.    Pursuant to our 2008 Meyers’ plan, on August 18, 2008, Mr. Meyers was granted stock options to purchase:

•

200,000 shares of our common stock, at an exercise price of $60.00 per share. This stock option vested and became exercisable as to 50,000 shares underlying the stock option on each of August 18, 2009, August 18, 2010, August 18, 2011 and August 18, 2012.

•	200,000 shares of our common stock, at an exercise price of $120.00 per share. This stock option vested and became exercisable in full on November 16, 2008.

•	200,000 shares of our common stock, at an exercise price of $160.00 per share. This stock option vested and became exercisable in full on November 16, 2008.

The stock options were granted as inducement awards pursuant to our 2008 Meyers’ plan, which was not approved by our stockholders. Each of the stock options will expire on August 17, 2018.

Change in Control.    In connection with a reorganization event, as defined in the relevant stock option agreements, Mr. Meyers’ stock options must be assumed, or a substantially equivalent option must be substituted, by the acquiring or succeeding corporation. With respect to any reorganization event in connection with which there is a Roll-In Transaction, as defined below, Mr. Meyers will generally be entitled to specific performance of the obligation to have his stock options assumed or substituted. Mr. Meyers will not, however, be entitled to an order or injunction requiring or seeking the rescission of, modification of, or prevention of the entry into or consummation of, such Roll-In Transaction.

For purposes of Mr. Meyers’ stock option agreements, “Roll-In Transaction” means any transaction, series of transactions or other arrangement pursuant to which two or more holders of more than 1%, but less than all, of our issued and outstanding common stock or other equity interests agree or are allowed to exchange or contribute their existing equity and in consideration for such contribution or exchange continue as an equity owner in us or our successor in the reorganization transaction.

Except in a Roll-In Transaction, Mr. Meyers will not be entitled to any equitable relief in connection with any actual or threatened breach or violation of the provision in his stock option agreements that require Mr. Meyers’ stock options to be assumed or substituted in connection with a reorganization event. Mr. Meyers’ remedy for any such actual or threatened breach or violation shall be to seek money damages, if any, for any actual breach or violation.

Tax Gross-Up.    In the event that any payment or distribution by us to or for the benefit of Mr. Meyers would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by him with respect to such excise tax, then Mr. Meyers will be entitled to receive a gross-up payment such that the net amount retained by Mr. Meyers, after deduction of any excise tax, any federal, state and local income tax, employment tax and excise tax upon any payment made, together with any interest and/or penalties assessed, will be equal to the pre-tax amount of such payments.

Non-Solicit.    Mr. Meyers’ employment agreement provides that he cannot attempt to hire our employees during the term of his employment and for the one year following termination of his employment.

Mr. Breitman

Mr. Breitman serves as our chief financial officer, chief accounting officer and managing director of First Marblehead pursuant to a letter agreement dated June 20, 2014. The letter agreement provides that Mr. Breitman will receive an annual base salary of $350,000, a signing bonus of $25,000, which was paid on August 15, 2014, and may be eligible for an annual discretionary bonus award based on both Mr. Breitman’s and the Company’s performance, determined by the Company in its sole discretion. Pursuant to the letter agreement, we also provided Mr. Breitman with $12,410 as reimbursement for his actual and reasonably incurred moving expenses in connection with his relocation from the New York City area. In addition, pursuant to his letter agreement, Mr. Breitman was granted in August 2014, at no cost, 20,000 restricted stock units pursuant to our 2011 plan.

Mr. Gelber

Mr. Gelber serves as our president, chief operating officer and managing director of First Marblehead pursuant to a letter agreement dated September 22, 2008, as amended. The letter agreement provides that Mr. Gelber will receive an annual base salary of $360,000, and Mr. Gelber’s bonus target will be 50% of his earned salary for the applicable performance year. Effective as of September 1, 2009, Mr. Gelber’s base salary increased to $414,000. Effective as of September 1, 2011, in connection with a Company-wide 3% cost of living adjustment for all employees, including our NEOs, Mr. Gelber’s annual base salary increased to $426,420. Effective as of August 16, 2012, upon the recommendation of Mr. Meyers, our compensation committee increased Mr. Gelber’s base salary to $447,741 in connection with his appointment as our chief operating officer. Effective as of September 1, 2013, upon the recommendation of Mr. Meyers, our compensation committee and the independent members of our board of directors increased Mr. Gelber’s base salary to $475,000 in connection with his appointment as our president.

In addition, the letter agreement provides that in the event Mr. Gelber is involuntarily terminated by the Company without cause, the Company has agreed to provide Mr. Gelber with continuation of salary and medical and dental benefits for a period of six months immediately following Mr. Gelber’s termination date. For purposes of the letter agreement, “cause” is defined as (1) the willful failure by Mr. Gelber to perform his duties, which has continued for more than 30 days following written notice from the Company of such non-performance, (2) any act of dishonesty, intentional fraud or willful misconduct on the part of Mr. Gelber in the performance of his duties or (3) Mr. Gelber’s conviction of a felony involving moral turpitude.

Mr. Heneghan

Mr. Heneghan serves as managing director, business development and product strategy, of First Marblehead pursuant to a letter agreement dated January 11, 2011. The letter agreement provides that Mr. Heneghan will receive an annual base salary of $360,000 and an annual discretionary bonus, based on both Mr. Heneghan’s and the Company’s performance, determined by the Company in its sole discretion. Effective as of September 1, 2011, in connection with a Company-wide 3% cost of living adjustment for all employees, including our NEOs, Mr. Heneghan’s annual base salary increased to $370,800. Effective as of September 1, 2013, upon the recommendation of Mr. Meyers, our compensation committee and the independent members of our board of directors increased Mr. Heneghan’s annual base salary to $405,800 in connection with an increase in his general responsibilities, including oversight of our subsidiary Cology LLC.

In addition, the letter agreement provides that in the event Mr. Heneghan is involuntarily terminated by the Company without cause, subject to Mr. Heneghan signing a general release of claims, the Company has agreed to provide Mr. Heneghan with continuation of salary and medical benefits for a period of six months immediately following Mr. Heneghan’s termination date. For purposes of the letter agreement, “cause” is defined as (1) breach by Mr. Heneghan of the letter agreement, the consulting agreement dated October 29, 2008, as amended, the invention, non-disclosure, non-solicitation and non-compete agreement dated January 11, 2011 or the confidentiality agreement, effective as of August 18, 2008, each between the Company and Mr. Heneghan or (2) unsatisfactory job performance, willful misconduct, fraud, gross negligence, disobedience or dishonesty.

Ms. Murray

Ms. Murray serves as our general counsel, secretary and managing director of First Marblehead pursuant to a letter agreement dated January 14, 2010, as amended. The letter agreement provides that Ms. Murray will receive an annual base salary of $250,000, and Ms. Murray’s bonus target will be 50% of her base salary, based on both Ms. Murray’s and the Company’s performance, determined by the Company in its sole discretion. Effective September 1, 2011, in connection with a Company-wide 3% cost of living adjustment for all employees, including our NEOs, Ms. Murray’s annual base salary increased to $257,500. Effective as of August 16, 2012, upon the recommendation of Mr. Meyers, our compensation committee increased Ms. Murray’s base salary to $300,000 in connection with her appointment as our general counsel. Effective as of September 1, 2013, upon the recommendation of Mr. Meyers, our compensation committee and the independent members of our board of directors increased Ms. Murray’s base salary to $310,000. Effective as of July 1, 2014, upon the recommendation of Mr. Meyers, our compensation committee increased Ms. Murray’s base salary to $400,000.

In addition, the letter agreement provides that in the event Ms. Murray is involuntarily terminated by the Company without cause, subject to Ms. Murray signing a general release of claims, the Company has agreed to provide Ms. Murray with continuation of salary and medical benefits for a period of six months immediately following Ms. Murray’s termination date. For purposes of the letter agreement, “cause” is defined as (1) unsatisfactory job performance, (2) willful misconduct, fraud, gross negligence, disobedience or dishonesty on the part of Ms. Murray or (3) Ms. Murray’s conviction of a felony involving moral turpitude.

Mr. Neely

Mr. Neely served as our interim chief financial officer from May 2014 through August 2014 and serves as managing director, finance, of First Marblehead. In connection with Mr. Neely’s appointment as our interim chief financial officer, on May 28, 2014, the independent members of our board of directors approved a retention cash bonus in the amount of $25,000 to Mr. Neely. This retention bonus, which was paid on September 30, 2014, was made outside of the Company’s executive incentive compensation plan.

Potential Payments Upon Termination or Change in Control

The following table sets forth the potential payments, benefits and acceleration of vesting applicable to restricted stock unit awards under our 2011 plan and our 2003 plan, and our letter agreements with each of Messrs. Meyers, Gelber and Heneghan and Ms. Murray. The amounts shown below assume that the termination of each of Messrs. Meyers, Breitman, Gelber, Heneghan and Neely and Ms. Murray was effective as of June 30, 2015. Actual amounts payable to each of Messrs. Meyers, Breitman, Gelber, Heneghan and Neely and Ms. Murray listed below upon his or her termination can only be determined definitively at the time of each executive’s actual departure. For information relating to compensation earned by each of our NEOs, see “—Compensation of Our Executive Officers—Summary Compensation Table” earlier in this proxy statement. For information relating to the severance benefits provided in our agreements with Messrs. Meyers, Gelber and Heneghan and Ms. Murray, see “—Executive Employment Agreements; Severance Agreements” earlier in this proxy statement.

Name	Benefit	Termination Without Cause(1)		Termination For Good Reason(1)		Following a Change in Control(1)(2)				Termination as a Result of Death or Disability(1)
						Termination Without Cause Within Two Years		Termination For Good Reason Within Two Years
Daniel Meyers	Severance Payments	$1,000,000	(3)	$1,000,000	(3)	$1,000,000	(3)	$1,000,000	(3)	$—
	Healthcare Benefits	7,978	(3)(4)	7,978	(3)(4)	7,978	(3)(4)	7,978	(3)(4)	—

	Total	$1,007,978		$1,007,978		$1,007,978		$1,007,978		$—

Alan Breitman	Severance Payments	$40,385	(5)	$—		$40,385	(5)	$—		$—
	Healthcare Benefits	2,323	(5)(6)	—		2,323	(5)(6)	—		—
	Stock Vesting	28,800	(7)	—		115,200	(8)	115,200	(8)	115,200	(9)

	Total	$71,508		$—		$157,908		$115,200		$115,200

Seth Gelber	Severance Payments	$237,500	(10)(11)	$—		$237,500	(10)(11)	$—		$—
	Healthcare Benefits	6,970	(11)(12)	—		6,970	(11)(12)	—		—
	Stock Vesting	259,272	(7)	—		806,705	(8)	806,705	(8)	806,705	(9)

	Total	$503,742		$—		$1,051,175		$806,705		$806,705

Barry Heneghan	Severance Payments	$202,900	(10)(13)	$—		$202,900	(10)(13)	$—		$—
	Healthcare Benefits	6,970	(12)(13)	—		6,970	(12)(13)	—		—
	Stock Vesting	202,032	(7)	—		601,983	(8)	601,983	(8)	601,983	(9)

	Total	$411,902		$—		$811,853		$601,983		$601,983

Suzanne Murray	Severance Payments	$200,000	(10)(14)	$—		$200,000	(10)(14)	$—		$—
	Healthcare Benefits	2,659	(12)(14)	—		2,659	(12)(14)	—		—
	Stock Vesting	50,515	(7)	—		164,275	(8)	164,275	(8)	164,275	(9)

	Total	$253,174		$—		$366,934		$164,275		$164,275

Richard Neely	Severance Payments	$102,625	(15)	$—		$102,625	(15)	$—		$—
	Healthcare Benefits	4,968	(12)(15)	—		4,968	(12)(15)	—		—
	Stock Vesting	8,162	(7)	—		24,486	(8)	24,486	(8)	24,486	(9)

	Total	$115,755		$—		$132,079		$24,486		$24,486

(1)

Values presented for severance payments and healthcare benefits are based on the NEO’s base salary as of June 30, 2015, the type of insurance coverage and premiums in effect as of June 30, 2015 and the benefits, perquisites and services provided as of June 30, 2015. Values presented for stock vesting are based on the closing price of our common stock on June 30, 2015, or $5.76 per share. For information relating to unvested equity grants, see “—Compensation of Our Executive Officers—Outstanding Equity Awards at 2015 Fiscal Year End” earlier in this proxy statement.

(2)

In our 2003 plan and our 2011 plan, we refer to a change in control as a reorganization event. “Reorganization event” is defined in our 2003 plan as (a) any merger or consolidation of the Company with or into another entity as a result of which all of the common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the common stock of the Company for cash, securities or other property pursuant to a share exchange transaction. “Reorganization event” is defined in our 2011 plan as (i) any merger or consolidation of the Company with or into another entity as a result of which all of the common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (ii) any transfer or disposition of all of the common stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (iii) any liquidation or dissolution of the Company.

(3)

Pursuant to an employment agreement between the Company and Mr. Meyers, Mr. Meyers has the right to receive these benefits upon (a) termination of his employment by the Company without cause or (b) termination of his employment by Mr. Meyers for good reason, subject to execution of a binding general release of claims in favor of the Company. “Cause” and “good reason” are defined in our employment agreement with Mr. Meyers, which is summarized under “—Executive Employment Agreements; Severance Agreements” earlier in this proxy statement. For purposes of calculating these benefits, we assumed that the Company had not achieved as of June 30, 2015 the quarterly targeted financial results specified in the employment agreement. Mr. Meyers will receive the severance payment in a lump sum payment on the 31st day following the date of separation, subject to a six-month delay to the extent required by Section 409A of the Code.

(4)	Represents the amounts payable for the continuation of group health, dental and vision benefits for 18 months.

(5)

In accordance with the Company’s past practice, in the event Mr. Breitman is involuntarily terminated by the Company without cause, the Company expects that it would provide Mr. Breitman with continuation of salary for a period of six weeks, payable in accordance with our usual payroll policies, and continuation of benefits for a period of two months immediately following Mr. Breitman’s termination date.

(6)

Represents the amounts payable for our share of premiums for group medical and dental insurance coverage for active and similarly situated employees who receive the same type of coverage for two months.

(7)

Represents acceleration of vesting of restricted stock units pursuant to the terms of the executive’s restricted stock unit agreements upon termination without cause. “Cause” is defined in the restricted stock unit agreements under our 2003 plan as unsatisfactory job performance, willful misconduct, fraud, gross negligence, disobedience or dishonesty, in each case as determined by the Company. “Cause” is defined in the restricted stock unit agreements under our 2011 plan as unsatisfactory job performance, willful misconduct, fraud, gross negligence, disobedience or dishonesty, in each case as determined by our board of directors, in its sole and absolute discretion. Pursuant to the terms of the executive’s restricted stock unit agreements, the number of vested restricted stock units is determined as though the executive’s employment had terminated on the day that follows the anniversary of the grant date that next follows the date of actual termination.

(8)

Represents acceleration in full of vesting of restricted stock units pursuant to the terms of the executive’s restricted stock unit agreements if on or prior to the second anniversary of the consummation of a reorganization event, the executive’s employment with the Company or its successor is terminated without cause by the Company or its successor or for good reason by the executive. “Cause” is defined as any (a) willful failure by the executive, which failure is not cured within 30 days of written notice to the executive from the Company, to perform his or her material responsibilities to the Company or (b) willful misconduct by the executive which affects the business reputation of the Company. “Good reason” is defined as (i) any significant diminution in the executive’s title, authority or responsibilities from and after a reorganization event, (ii) any material reduction in the annual cash compensation payable to the executive from and after the reorganization event or (iii) the relocation of the place of business at which the executive is principally located to a location that is greater than 50 miles from its location immediately prior to such reorganization event. See footnote 2 for the definition of reorganization event.

(9)

Represents acceleration in full of vesting of restricted stock units upon death or disability pursuant to the terms of the executive’s restricted stock unit agreements. “Disability” is defined in our restricted stock unit agreements under our 2003 plan as the inability of the executive due to a medical reason to carry out his or her duties as an employee of the Company for a period of six consecutive months. “Disability” is defined in our restricted stock unit agreements under our 2011 plan as the inability of the executive due to a medical reason to carry out his or her duties as an employee of the Company for a period of six consecutive months as determined by our board of directors in its sole and absolute discretion.

(10)

Executive is entitled to continuation of his or her base salary in effect as of the date of termination for a period of six months, payable in accordance with our usual payroll policies, subject to a six-month delay to the extent required by Section 409A of the Code.

(11)

Pursuant to a letter agreement, as amended, between the Company and Mr. Gelber, Mr. Gelber has the right to receive these benefits upon termination of his employment by the Company without cause. “Cause” is defined in our amended letter agreement with Mr. Gelber, which is summarized under “—Executive Employment Agreements; Severance Agreements” earlier in this proxy statement.

(12)

Represents the amounts payable for our share of premiums for group medical and dental insurance coverage for active and similarly situated employees who receive the same type of coverage for six months.

(13)

Pursuant to a letter agreement between the Company and Mr. Heneghan, Mr. Heneghan has the right to receive these benefits upon termination of his employment by the Company without cause subject to execution of a binding general release of claims in favor of the Company. “Cause” is defined in our letter agreement with Mr. Heneghan, which is summarized under “—Executive Employment Agreements; Severance Agreements,” earlier in this proxy statement.

(14)

Pursuant to a letter agreement between the Company and Ms. Murray, Ms. Murray has the right to receive these benefits upon termination of her employment by the Company without cause subject to execution of a binding general release of claims in favor of the Company. “Cause” is defined in our letter agreement with Ms. Murray, which is summarized under “—Executive Employment Agreements; Severance Agreements,” earlier in this proxy statement.

(15)

In accordance with the Company’s past practice, in the event Mr. Neely is involuntarily terminated by the Company without cause, the Company expects that it would provide Mr. Neely with continuation of salary, payable in accordance with our usual payroll policies, and benefits for a period of six months immediately following Mr. Neely’s termination date.

Compensation of Our Directors

Our compensation arrangements with our non-employee directors are set forth below. Messrs. Meyers and Gelber did not receive any additional compensation for their service as directors. See “—Compensation of Our Executive Officers—Summary Compensation Table” earlier in this proxy statement for disclosure relating to Messrs. Meyers’ and Gelber’s compensation.

Fees and Expenses

Our non-employee directors receive an annual fee from us, payable in advance, of $80,000. Directors do not receive any additional meeting fees for attending meetings, although they are reimbursed for expenses incurred to attend meetings, including reimbursement of $1.00 per mile for private air travel. We did not reimburse any non-employee directors during fiscal 2015 for private air travel.

We pay our lead director, Ms. Bekavac, and the chairman of our audit committee, Mr. Drotch, an additional annual fee of $50,000 in connection with their duties and we pay the chairman of our compensation committee, Ms. Bekavac, and the chairman of our nominating and corporate governance committee, Mr. Eddy, an additional annual fee of $5,000 in connection with their duties. Each member of our audit committee and our compensation committee receives an additional $1,000 for attendance at each audit committee or compensation committee meeting.

2011 Stock Incentive Plan

In August 2012, in lieu of stock unit grants under our 2003 plan discussed below and stock option grants under our 2002 plan discussed below, our board of directors adopted a program providing for grants of stock units to non-employee directors under our 2011 plan. In November 2011, our 2003 plan was replaced, in its entirety, by our 2011 plan.

Under the terms of the stock unit program, each non-employee director is entitled to receive 1,000 stock units under our 2011 plan on the date of his or her initial election to our board of directors. In addition, each non-employee director is entitled to receive 1,000 stock units on September 20 of each year, if on such date the non-employee director had served on our board of directors for at least 180 days. Each stock unit will be fully vested upon grant, and one share of our common stock will be issued in respect of each stock unit as soon as practicable following the grant date.

We have granted the following stock units to our non-employee directors serving as of September 25, 2015 under our 2011 plan:

•	On September 20, 2012, we granted 1,000 stock units to each of Ms. Bekavac and Messrs. Drotch, Eddy and Hansen.

•	On September 20, 2013, we granted 1,000 stock units to each of Ms. Bekavac and Messrs. Drotch, Eddy and Hansen.

•	On September 20, 2014, we granted 1,000 stock units to each of Ms. Bekavac and Messrs. Drotch, Eddy and Hansen.

•	On September 20, 2015, we granted 1,000 stock units to each of Ms. Bekavac and Messrs. Drotch, Eddy and Hansen.

2003 Stock Incentive Plan

Beginning in September 2006 and through November 2011, in lieu of stock option grants under our 2002 plan discussed below, our board of directors adopted a program providing for grants of stock units to non-employee directors under our 2003 plan. In November 2011, our 2003 plan was replaced, in its entirety, by our 2011 plan.

Under the terms of the stock unit program, effective as of May 17, 2010, each non-employee director was entitled to receive 1,000 stock units under our 2003 plan on the date of his or her initial election to our board of directors. In addition, each non-employee director was entitled to receive 1,000 stock units on September 20 of each year, if on such date the non-employee director had served on our board of directors for at least 180 days. Each stock unit would be fully vested upon grant, and one share of our common stock would be issued in respect of each stock unit as soon as practicable following the grant date. Prior to May 17, 2010, non-employee directors received grants of 300 rather than 1,000 stock units under the terms of the program.

For stock unit grants made in fiscal 2007 and fiscal 2008, a director could elect to defer delivery of the underlying shares until the date 30 days after the date the director ceased to serve as a director. Directors who made such a deferral election would also receive, at the time of delivery of their shares, a payment equal to: (1) the number of shares delivered multiplied by (2) the aggregate amount of cash dividends paid in respect of one share of our common stock to stockholders of record following each respective date of grant of the stock units. Beginning with the grants on September 20, 2008, directors could no longer make a deferral election.

We have granted the following stock units to our non-employee directors serving as of September 25, 2015 under our 2003 plan:

•	On September 20, 2006, we granted 300 stock units to each of Messrs. Drotch and Hansen. Both Messrs. Drotch and Hansen elected to defer delivery of their shares.

•	On September 20, 2007, we granted 300 stock units to each of Messrs. Drotch and Hansen. Both Messrs. Drotch and Hansen elected to defer delivery of their shares.

•	On September 20, 2008, we granted 300 stock units to each of Messrs. Drotch and Hansen.

•	On September 20, 2009, we granted 300 stock units to each of Messrs. Drotch and Hansen.

•	On May 17, 2010, we granted 1,000 stock units to each of Ms. Bekavac and Mr. Eddy in connection with their appointment to our board of directors.

•	On September 20, 2010, we granted 1,000 stock units to each of Messrs. Drotch and Hansen.

•	On September 20, 2011, we granted 1,000 stock units to each of Ms. Bekavac and Messrs. Drotch, Eddy and Hansen.

2002 Director Stock Plan

Prior to September 2006, non-employee directors were entitled to receive stock options under our 2002 plan. We do not intend to grant stock options under our 2002 plan in the future. Under our 2002 plan, each non-employee director was granted an option to purchase 600 shares of common stock on the date of his or her initial election to our board of directors. In addition, each non-employee director received an option to purchase 600 shares of our common stock on September 20 of each year, if on such date the non-employee director had served on our board of directors for at least 180 days. As of September 25, 2015, options to purchase 600 shares of common stock were outstanding under our 2002 plan.

All options granted under our 2002 plan vested immediately and had an exercise price equal to the closing price of our common stock on the last trading day immediately preceding the date of the option grant. An optionee may exercise his option only while he is a director and for 90 days after he ceases to be a director. Unexercised options expire ten years after the date of grant. Options granted under our 2002 plan are not transferable or assignable other than by will or the laws of descent and distribution.

Effect of Change in Control

In the event of a merger of First Marblehead with another entity or any exchange of all our common stock for cash, securities or other property, our board of directors will provide for all outstanding options under our 2002 plan to be assumed or substituted for by the acquiror. If the acquiror does not assume or substitute for outstanding awards, our board of directors will provide that all unexercised options will become exercisable in full prior to the completion of the change in control event and that these options will terminate immediately prior to the completion of the event if not previously exercised. If our stockholders will receive cash in the change in control event, our board of directors may instead provide that all options will terminate and be exchanged for cash. In the event of a proposed liquidation or dissolution of First Marblehead, our board of directors will provide that all then unexercised options under our 2002 plan will become exercisable in full as of a specified time at least ten business days prior to the effective date of the liquidation or dissolution and then terminate effective upon the liquidation or dissolution, if not previously exercised. Our board of directors may adjust each outstanding option upon a change in capitalization.

Upon the occurrence of any event described above, we will issue to directors holding stock units a number of shares of our common stock equal to the number of stock units held by such director, and we will pay in cash any amounts credited for cash dividends paid in respect of such shares.

The following table sets forth information concerning compensation of our directors who are not also NEOs for fiscal 2015.

Director Compensation

Name	Fees Earned or Paid in Cash		Stock Awards(1)	All Other Compensation(2)		Total
Nancy Y. Bekavac(3)	$86,000		$4,000	$6,260		$96,260
Dort A. Cameron III(4)	137,000		4,000	320		141,320
Peter S. Drotch	135,000	(5)	4,000	1,013	(6)	140,013
Thomas P. Eddy(7)	85,000	(5)	4,000	—		89,000
William D. Hansen	86,000	(5)	4,000	7,745	(8)	97,745

(1)

The grant date fair value of the 1,000 stock units granted to each non-employee director on September 20, 2014 was $4,000, based on the closing price of $4.00 per share of our common stock on the NYSE on September 19, 2014, the trading day immediately prior to the grant date. The following table shows the aggregate number of outstanding stock options and stock units held by each of our non-employee directors as of June 30, 2015. Each of the directors with outstanding stock units listed in this table has elected to defer delivery of the underlying shares. See “—2003 Stock Incentive Plan” above for additional information.

Name	Outstanding Stock Units	Outstanding Stock Options
Nancy Y. Bekavac	—	—
Dort A. Cameron III(a)	—	—
Peter S. Drotch	600	600	(b)
Thomas P. Eddy	—	—
William D. Hansen	600	—

(a)	In connection with his resignation from our board of directors, on April 5, 2015, Mr. Cameron was issued 300 shares of common stock in satisfaction of his outstanding stock units. In addition, Mr. Cameron had 90 days from the date of his resignation to exercise his outstanding stock options for 600 shares of our common stock. Mr. Cameron elected not to exercise any of his outstanding stock options.

(b)	The exercise price of this stock option is $190.40 per share.

(2)	Represents reimbursement of expenses incurred to attend meetings of our board of directors during fiscal 2015, except as described in footnotes 6 and 8 below.

(3)	Ms. Bekavac, who was appointed as our lead director on February 18, 2015, was not paid the annual lead director fee of $50,000 for serving as our lead director for a portion of fiscal 2015.

(4)	Mr. Cameron resigned from our board of directors effective January 5, 2015.

(5)	Includes $1,000 of fees received by each of Messrs. Drotch, Eddy and Hansen in fiscal 2015 relating to service for prior periods.

(6)	Includes reimbursement of $531 of expenses incurred to attend meetings of our board of directors during fiscal 2014.

(7)

Mr. Eddy, who was appointed as the chair of our nominating and corporate governance committee on February 18, 2015, was not paid the additional annual fee of $5,000 for serving as the chair of our nominating and corporate governance committee for a portion of fiscal 2015.

(8)	Includes reimbursement of $1,997 of expenses incurred to attend meetings of our board of directors during fiscal 2014.

Compensation Committee Interlocks and Insider Participation

Ms. Bekavac and Mr. Hansen were members of our compensation committee throughout fiscal 2015. Mr. Cameron was a member of our compensation committee between July 2014 and January 2015. No member of our compensation committee had any relationship with us during fiscal 2015 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as one of our directors or as a member of our compensation committee, or other committee serving an equivalent function.

No executive officer, or associate of any executive officer, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No executive officer is related by blood, marriage or adoption to any other director or executive officer.

Certain Relationships and Related Transactions

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which First Marblehead is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our lead director. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, our nominating and corporate governance committee will review, and, in its discretion, may ratify, the related person transaction. The policy also permits the chairman of our nominating and corporate governance committee to review and, if deemed appropriate, approve proposed related person transactions that arise between nominating and corporate governance committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our nominating and corporate governance committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our nominating and corporate governance committee will review and consider:

•	The related person’s interest in the related person transaction;

•	The approximate dollar value of the amount involved in the related person transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of our business;

•	Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to us of, the transaction; and

•

Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our nominating and corporate governance committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in First Marblehead’s best interests. Our nominating and corporate governance committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

Interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (1) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (2) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and so do not receive any special benefits as a result of the transaction, (3) the amount involved in the transaction equals less than the greater of $1.0 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction and (4) the amount involved in the transaction equals less than 2% of First Marblehead’s annual consolidated gross revenues; and

•	A transaction that is specifically contemplated by provisions of First Marblehead’s restated certificate of incorporation or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.

Related Person Transactions

Daniel Meyers.    We have entered into a time sharing agreement with Sextant Holdings, of which Mr. Meyers is the sole member and the chairman and chief executive officer, pursuant to which Sextant Holdings leases an aircraft to us from time to time under a time sharing agreement. Subject to a pre-specified limit, we pay Sextant Holdings a fee, and applicable taxes, for each business-related flight conducted pursuant to the time sharing agreement. We paid $1.23 million to Sextant Holdings in fees and applicable taxes for business-related travel during fiscal 2015. In addition, beginning in fiscal 2012, each fiscal year, Mr. Meyers is entitled to reimbursement for up to 75 hours of non-business use of the aircraft, to be paid for by the Company under the time sharing agreement. In fiscal 2015, the aggregate incremental cost to us for 74.9 hours of non-business use of the aircraft during fiscal 2015 by Mr. Meyers was $487,675. In connection with this non-business use Mr. Meyers incurred $135,827 in imputed income for tax purposes. See “—Compensation Discussion and Analysis—Benefits and Other Compensation; Air Travel Policy” earlier in this proxy statement for additional information.

Seth Gelber.    Mr. Gelber, one of our NEOs and a member of our board of directors, serves as the president of Sextant Holdings. Mr. Gelber received aggregate compensation from Sextant Holdings during fiscal 2015 of $60,000.

All of the related person transactions described above that are of an ongoing nature are reviewed by our nominating and corporate governance committee periodically and at least annually.

OTHER INFORMATION

Principal Stockholders

The following table presents information we know regarding the beneficial ownership of our common stock as of August 31, 2015 for each person, entity or group of affiliated persons whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our NEOs and directors, individually, and our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Securities that may be beneficially acquired within 60 days of August 31, 2015, including director stock units and restricted stock units vesting within 60 days of August 31, 2015, are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Unless otherwise indicated in the footnotes, applicable percentage of beneficial ownership is based on 11,596,249 shares of common stock outstanding as of August 31, 2015.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Right to Acquire within 60 days of August 31, 2015		Percentage Beneficially Owned
5% Stockholders
Leslie L. Alexander	1,844,493	(2)	—		15.9%
John Carter Risley	1,817,001	(3)	—		15.7
Daniel Meyers	1,581,286	(4)	600,000	(4)	13.0
Second Curve Capital, LLC	1,147,161	(5)	—		9.9

Named Executive Officers
Daniel Meyers	1,581,286	(4)	600,000	(4)	13.0
Alan Breitman	3,374		—		*
Seth Gelber	101,457	(6)	25,659	(6)	*
Barry Heneghan	85,266	(7)	19,659	(7)	*
Suzanne Murray	12,269	(8)	5,645	(8)	*
Richard Neely	1,198		—		*

Directors
Nancy Y. Bekavac	6,000	(9)	1,000	(9)	*
Peter S. Drotch	13,200	(10)	2,200	(10)	*
Thomas P. Eddy	6,000	(9)	1,000	(9)	*
Seth Gelber	101,457	(6)	25,659	(6)	*
William D. Hansen	7,200	(11)	1,600	(11)	*
Daniel Meyers	1,581,286	(4)	600,000	(4)	13.0
All current executive officers and directors as a group (10 persons)	1,848,535	(12)	663,063	(12)	15.1

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Includes shares issuable pursuant to stock options, director stock units and restricted stock units exercisable or vesting within 60 days of August 31, 2015 for the listed beneficial owner.

(2)

Includes 319,495 shares held by the Alexander 2003 Family Trust, of which Mr. Alexander may be deemed to be the beneficial owner. This information is based on a Form 4 filed on December 10, 2008 with the SEC by Mr. Alexander. The address of Mr. Alexander is 1200 N. Federal Highway, Suite 411, Boca Raton, Florida 33432.

(3)	This information is based on a Schedule 13D filed on August 19, 2015 with the SEC by Mr. Risley. The business address of Mr. Risley is 757 Bedford Highway, Bedford, Nova Scotia, Canada B4A 3Z7.

(4)	Includes 600,000 shares issuable upon exercise of stock options granted to Mr. Meyers on August 18, 2008.

(5)

Second Curve Capital, LLC and Thomas K. Brown are the beneficial owners of these shares. These shares are owned by advisory clients of Second Curve Capital, LLC, none of which owns more than 5% of these shares. This information is based on a Schedule 13G/A filed on February 4, 2015 with the SEC by each of the foregoing persons as well as a Form 13F-HR filed on August 12, 2015 with the SEC by Second Curve Capital, LLC. The address of the entities and individuals affiliated with Second Curve Capital, LLC is 237 Park Avenue, 9th Floor, New York, New York 10017.

(6)	Includes 25,659 shares issuable pursuant to restricted stock units vesting within 60 days of August 31, 2015.

(7)	Includes 19,659 shares issuable pursuant to restricted stock units vesting within 60 days of August 31, 2015.

(8)	Includes 5,645 shares issuable pursuant to restricted stock units vesting within 60 days of August 31, 2015.

(9)	Includes 1,000 stock units granted under our 2011 plan on September 20, 2015.

(10)

Includes 600 shares issuable pursuant to options granted to Mr. Drotch under our 2002 plan, 300 stock units granted under our 2003 plan on each of September 20, 2006 and 2007 and 1,000 stock units granted under our 2011 plan on September 20, 2015.

(11)	Includes 300 stock units granted under our 2003 plan on each of September 20, 2006 and 2007 and 1,000 stock units granted under our 2011 plan on September 20, 2015.

(12)

Includes an aggregate of 600,600 shares issuable upon exercise of stock options, an aggregate of 5,200 shares issuable pursuant to director stock units, and an aggregate of 57,263 shares issuable pursuant to restricted stock units vesting within 60 days of August 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. We are required to disclose any late filings of such reports. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that during fiscal 2015, the reporting persons complied with all Section 16(a) filing requirements on a timely basis.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the notice of Internet availability of proxy materials or our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you write, call or email us at:

The First Marblehead Corporation

One Cabot Road, Suite 200

Medford, Massachusetts 02155

Attention: Investor Relations

(800) 895-4283

Info@fmd.com

If you would like to receive separate copies of the notice of Internet availability of proxy materials or our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number or email address.

Our board of directors hopes that stockholders will attend the annual meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying envelope. Prompt response will greatly facilitate arrangements for the annual meeting, and your cooperation will be appreciated.

By order of the Board of Directors,

Suzanne Murray

Secretary

September 25, 2015

Annex A

THE FIRST MARBLEHEAD CORPORATION

2011 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2011 Stock Incentive Plan (the “Plan”) of The First Marblehead Corporation, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5(a)), Restricted Stock (as defined in Section 6(a)), Restricted Stock Units (as defined in Section 6(a)), Other Stock-Based Awards (as defined in Section 7(a)) and Performance Awards (as defined in Section 8(a)).

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant such Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act). The Board may not delegate authority under this Section 3(c) to grant Restricted Stock, unless Delaware law then permits such delegation.

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to:

(A) ~~13,000,000~~ 1,900,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”); plus

(B) such additional number of shares of Common Stock (up to ~~4,406,698~~440,669) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s 2003 Stock Incentive Plan, as amended and restated (the “2003 Plan”) that remained available for grant under the 2003 Plan as of November 14, 2011, the date of initial stockholder approval of the Plan, and (y) the number of shares of Common Stock subject to awards granted under the 2003 Plan which awards (i) expire or are terminated, surrendered or canceled without having been fully exercised or are forfeited in whole or in part (including as a result of shares of Common Stock subject to such award being repurchased by the Company at their original issuance price pursuant to a contractual repurchase right) or (ii) result in any Common Stock not being issued (subject, however, in the case of Incentive Stock Options (as defined in Section 5(b)) to any limitations under the Code).

Any or all Awards may be in the form of Incentive Stock Options. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Fungible Share Pool. Subject to adjustment under Section 9, any Award that is not a Full-Value Award shall be counted against the share limits specified in Section 4(a)(1) as one share for each share of Common Stock subject to such Award and any Award that is a Full-Value Award shall be counted against the share limits specified in Section 4(a)(1) as two shares for each one share of Common Stock subject to such Full-Value Award. “Full-Value Award” means any Restricted Stock Award (as defined in Section 6(a)) or Other Stock-Based Award with a per share price or per unit purchase price lower than 100% of Fair Market Value (as defined in Section 5(c)) on the date of grant. To the extent a share that was subject to an Award that counted as one share is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as two shares is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with two shares.

(3) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A) if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code;

(B) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(C) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Section 162(m) Per-Participant Limit. Subject to adjustment under Section 9, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be ~~3,000,000~~300,000 per fiscal year. The per Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the sublimit set forth in this Section.

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of The First Marblehead Corporation, any of The First Marblehead Corporation’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the fair market value per share of Common Stock (“Fair Market Value”) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. “Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant; or

(3) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code, except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Code. The Board has sole discretion to determine the Fair Market Value for purposes of the Plan, and all Awards are conditioned on the participants’ agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided that (A) such method of payment is then permitted under applicable law, (B) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (C) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (A) the number of shares underlying the portion of the Option being exercised, less (B) such number of shares as is equal to (i) the aggregate exercise price for the portion of the Option being exercised divided by (ii) the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding Option granted under the Plan and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option granted under the Plan with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 9, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange (“NYSE”).

6.	Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price or to require forfeiture of such shares if issued at no cost from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (A) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (B) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one share of Common Stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement.

7.	Other Stock-Based Awards

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

8.	Performance Awards

(a) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 8 (“Performance Awards”).

(b) Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(c) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined on a segment basis pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: net income, operating income (loss), earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, gross profit, operating profit before or after discontinued operations and/or taxes, sales, revenue growth, sales growth, earnings growth, cash flow or cash position, net operating cash usage, loan volume, loan characteristics, gross margins, cost savings, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return, completion of capital markets transactions, completion of strategic acquisitions/disposition, receipt of regulatory approvals and cash position. Such goals may reflect absolute entity, segment or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (1) extraordinary items, (2) gains or losses on the dispositions of discontinued operations, (3) the cumulative effects of changes in accounting principles, (4) the writedown of any asset, (5) fluctuation in foreign currency exchange rates, and (6) charges for restructuring and rationalization programs. Such performance measures: (A) may vary by Participant and may be different for different Awards; (B) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (C) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(d) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(e) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

9.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (1) the number and class of securities available under the Plan, (2) the fungible share pool, share counting rules and sublimit set forth in Sections 4(a) and 4(b), (3) the number and class of securities and exercise price per share of each outstanding Option, (4) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award , (5) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award and (6) the share and per share related provisions and the purchase price, if any, of each outstanding Performance Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (A) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (B) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (C) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (x) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (y) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the

Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards that are subject to Section 409A of the Code, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except as otherwise provided in Section 5(g) with respect to repricings, Section 8 with respect to Performance Awards or Section 11(d) with respect to actions requiring stockholder approval, the

Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (1) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (2) the change is permitted under Section 9.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (1) all conditions of the Award have been met or removed to the satisfaction of the Company, (2) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (3) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. Except as otherwise provided in Section 8 with respect to Performance Awards, the Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

11.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is initially approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (1) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); (2) no amendment that would require stockholder approval under the rules of the NYSE may be made effective unless and until the Company’s stockholders approve such amendment; and (3) if the NYSE amends its corporate governance rules so that such rules no longer require stockholder approval of NYSE: “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the NYSE rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or Section 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (1) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (2) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (1) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (2) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

DATE INITIALLY APPROVED BY BOARD OF DIRECTORS: September 21, 2011

DATE INITIALLY APPROVED BY STOCKHOLDERS: November 14, 2011

DATE AMENDMENT APPROVED BY BOARD OF DIRECTORS: September 6, 2013

DATE AMENDMENT APPROVED BY STOCKHOLDERS: November 12, 2013

DATE SECOND AMENDMENT APPROVED BY BOARD OF DIRECTORS: September 22, 2015

DATE SECOND AMENDMENT APPROVED BY STOCKHOLDERS:

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all director nominees and a vote FOR Proposals 2, 3 and 4.

1. To elect six Directors to serve for a one-year term expiring at the 2016 Annual Meeting of Stockholders:

	For	Withhold		For	Withhold		For	Withhold	+
01 - Nancy Y. Bekavac	☐	☐	02 - Peter S. Drotch	☐	☐	03 - Thomas P. Eddy	☐	☐
04 - Seth Gelber	☐	☐	05 - William D. Hansen	☐	☐	06 - Daniel Meyers	☐	☐

	For	Against	Abstain	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as The First Marblehead Corporation’s independent registered public accounting firm for the fiscal year ending June 30, 2016.	☐	☐	☐

3. To approve an amendment to The First Marblehead Corporation’s 2011 stock incentive plan and the material terms of the performance goals under the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

				☐	☐	☐
4. To approve, on an advisory basis, the compensation of The First Marblehead Corporation’s named executive officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: The signature(s) on this proxy should correspond exactly with the stockholder’s name as printed above and to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. When signing as attorney, executor, administrator, trustee, guardian, authorized officer or other fiduciary, please give your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The First Marblehead Corporation

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 10, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) Seth Gelber and Suzanne Murray, and each of them, attorneys of the undersigned (the “proxy holders”), with full power of substitution, for and in the name(s) of the undersigned to (1) attend the 2015 annual meeting of stockholders (the “Meeting”) of The First Marblehead Corporation (the “Company”) to be held at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109, at 10:00 a.m., local time, on Tuesday, November 10, 2015, and any adjourned sessions thereof, and (2) vote all shares of common stock of the Company that the undersigned would be entitled to vote, with all powers the undersigned would possess, if personally present. In their discretion, the proxy holders are authorized by the undersigned to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

Each of the following matters is proposed by the Company, and none of the matters is related to or conditioned on the approval of the other matters.

If this proxy is properly executed, the shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any of the director nominees or proposals 2, 3 or 4 specified on the reverse side, this proxy will be voted “FOR” each director nominee and “FOR” proposals 2, 3 and 4.

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE